UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Splunk Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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250 Brannan Street
San Francisco, California 94107
NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS
To Be Held at 3:30 p.m. Pacific Time on June 11, 2015

TO THE STOCKHOLDERS OF SPLUNK INC.:

The Annual Meeting of Stockholders of Splunk Inc., a Delaware corporation, will be held on June 11, 2015, at 3:30 p.m. Pacific Time, at 139 Townsend Street, Suite 150, San Francisco, California 94107, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect three Class III directors to serve until the 2018 annual meeting of stockholders or until their successors are duly elected and qualified;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2016;
3.	To conduct an advisory vote to approve the compensation of our named executive officers, as described in the proxy statement; and
4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors of Splunk has fixed the close of business on April 15, 2015 as the record date for the meeting. Only holders of our common stock as of the record date are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in this proxy statement.

On or about April 30, 2015, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders. The Notice provides instructions on how to vote online or by telephone, and includes instructions on how to receive a paper copy of proxy materials by mail if you choose. Instructions on how to access our proxy statement and our fiscal 2015 Annual Report may be found in the Notice or on our website at investors.splunk.com.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Splunk.

Very truly yours,
Leonard R. Stein
Senior Vice President, General Counsel and Secretary
San Francisco, California
April 30, 2015
HOW TO CAST YOUR VOTE

Your vote is important to the future of Splunk. If you are a registered stockholder, please vote your shares as soon as possible by one of the following methods:

www.voteproxy.com
Vote by Internet

Scan this QR code
Vote by Smartphone or Tablet

1-800-776-9437
Vote by Telephone

Mail your signed proxy card
Vote by Mail

If you are a street name stockholder (i.e., you hold your shares through a broker, bank or other nominee), please vote your shares as soon as possible by following the instructions from your broker, bank or other nominee.

2015 Proxy Statement       1

2

PROXY STATEMENT SUMMARY

YOUR VOTE IS IMPORTANT

This summary highlights information contained within this proxy statement, which we have enhanced this year as a reflection of our commitment to our stockholders. You should read the entire proxy statement carefully and consider all information before voting. Page references are supplied to help you find further information in this proxy statement.

VOTING MATTERS AND VOTE RECOMMENDATION

Voting Matter	Board Vote Recommendation	See Page Number for more information
Election of Class III Directors	FOR each nominee	9
Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	20
Advisory Vote to Approve Named Executive Officer Compensation	FOR	23

FISCAL 2015 BUSINESS HIGHLIGHTS

Fiscal 2015 was another year of strong performance and results for Splunk. Our fiscal 2015 highlights include achievement of the following:

●	Total revenues of $450.9 million, representing an increase of $148.3 million or 49% over fiscal 2014;
●	Operating cash flow of $104.0 million, compared to operating cash flow of $73.8 million in fiscal 2014; and
●	Over 9,000 customers in more than 100 countries at the end of fiscal 2015, compared to over 7,000 customers in over 90 countries at the end of fiscal 2014.

The following chart shows the top line revenue growth we have achieved since fiscal 2008:

Customer Success Leads Top Line Growth

Total Revenues ($ in millions)

See also the “Fiscal 2015 Business Highlights” section within our Compensation Discussion and Analysis on page 26 of this proxy statement. Detailed information on our financial and operational performance can be found in our fiscal 2015 Annual Report on Form 10-K.

2015 Proxy Statement       3

Proxy Summary

STOCKHOLDER ENGAGEMENT

We greatly value our stockholders’ perspectives and, at the direction of our Board of Directors, launched a formal stockholder engagement process in fiscal 2015. This engagement effort focused on our compensation and corporate governance practices and supplemented our ongoing financial stockholder engagement process. During the Fall of 2014 and Winter of 2015, we solicited the views of institutional investors representing approximately 74% of our issued and outstanding shares and had discussions with and received feedback on our executive compensation practices and corporate governance policies from investors representing approximately 44% of our outstanding shares. We received valuable feedback as well as appreciation of our outreach efforts and acknowledgment of our quick reaction and responsiveness to the results of our 2014 Annual Meeting. See the “Stockholder Engagement and Executive Compensation Program Updates Following 2014 Say-on-Pay Vote” section within our Compensation Discussion and Analysis on page 25 of this proxy statement for details on our stockholder engagement.

We also had discussions with our investors regarding their views on proxy access due in part to our receipt of a proxy access stockholder proposal. Through these discussions, it became apparent that many of our largest stockholders support proxy access as a fundamental stockholder right. Based on this feedback and in connection with an agreement with the stockholder proposal proponents, we have committed to including a management-sponsored proposal in our proxy statement for the 2016 Annual Meeting that, if adopted by stockholders, would implement proxy access at future annual meetings. In return for this commitment, the proponents voluntarily withdrew their proposal.

CORPORATE GOVERNANCE

Director Nominees and Continuing Directors

The following table provides summary information about each director nominee and continuing director as of March 31, 2015. See pages 10 to 13 for more information.

	Class	Age	Principal Occupation	Director Since	Current Term Expires	Expiration of Term For Which Nominated	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
2015 Director Nominees
Stephen Newberry	III	61	Chairman, Lam Research	2013	2015	2018
Graham Smith	III	55	EVP, salesforce.com	2011	2015	2018
Godfrey Sullivan	III	61	President, Chief Executive Officer and Chairman, Splunk	2008	2015	2018
Continuing Directors
Mark Carges	I	53	Retired CTO, eBay	2014	2016	—
David Hornik	I	47	Partner, August Capital	2004	2016	—
Thomas Neustaetter	I	63	Managing Director, JK&B Capital	2010	2016	—
Amy Chang	II	38	CEO and Founder, Accompani	2015	2017	—
John Connors	II	56	Managing Partner, Ignition Partners	2007	2017	—
Patricia Morrison	II	55	EVP, Customer Care Shared Services, and CIO, Cardinal Health	2013	2017	—
Nicholas Sturiale	II	51	Managing Partner, Ignition Partners	2004	2017	—

Chair
Member
Audit Committee Financial Expert

4

Proxy Summary

Director Dashboard

Director Independence	Tenure	Age	Gender Diversity

Corporate Governance Strengths

We are committed to good corporate governance, which promotes the long-term interests of our stockholders and strengthens our Board and management accountability. Highlights of our corporate governance practices include the following:

●	Majority voting for directors with resignation policy
●	Annual Say-on-Pay vote
●	Lead Independent Director
●	100% independent Committee members
●	Succession planning process
●	Strict policy of no pledging or hedging of company shares
●	Clawback policy
●	Stock ownership guidelines for directors and officers
●	Robust Code of Business Conduct
●	Regular executive sessions of independent directors
●	Director participation in continuing education
●	Annual Board and Committee self-evaluations
●	Periodic reviews of Committee Charters, Corporate Governance Guidelines and Code of Business Conduct

EXECUTIVE COMPENSATION

We align our executive compensation practices with the success of our business. We do this by providing short-term cash bonuses tied to our revenue performance and by granting long-term equity awards. Since our IPO three years ago, we have continued to update our executive compensation program to match the maturity, size, scale and growth of our business. We operate in a highly competitive and rapidly evolving market, and our ability to compete and succeed in this dynamic environment is directly correlated to our ability to recruit, incentivize and retain talented and seasoned technology leaders. In light of the results of our 2014 Say-on-Pay vote and the subsequent feedback we received from our investors during our stockholder engagement, the Compensation Committee has modified many key elements of our executive compensation program, as summarized below. We made changes designed to enhance the link between executive pay and company performance, increase market alignment and mitigate risk. See our Compensation Discussion and Analysis beginning on page 25 for more information about our executive compensation program.

Changes to Compensation Practices since 2014 Annual Meeting

Compensation Change	Timing	Details
CEO’s forfeiture of RSUs	June 2014, following 2014 Annual Meeting	●Our CEO independently decided to forfeit the entire unvested portion of two RSU grants (representing 242,500 shares)
Stock ownership guidelines	Effective September 2014
●Applicable to directors, CEO and direct reports to the CEO, with 5-year phase-in period
●Directors: Lesser of 3x cash retainer for Board service or 2,500 shares
●CEO: Lesser of 5x base salary or 30,000 shares
●CEO direct reports: Lesser of 1x base salary or 8,000 shares

Clawback policy	Effective February 2015
●Applicable to CEO and executive officers
●Cash bonus and PSUs may be clawed back from an officer if such officer’s fraud or intentional misconduct caused a material error leading to a restatement of financial statements

Performance-based equity awards	Granted March 2015 (fiscal 2016)
●Equity mix: 50% PSUs and 50% RSUs
●Metrics: 50% based on revenue and 50% on operating cash flow percentage relative to revenue growth rate
●Vesting schedule: 25% vest in one year and 75% vest quarterly over following three years
●No equity awards in fiscal 2015 in order to align timing of RSU & PSU grants in fiscal 2016

Disclosure of prior fiscal year bonus plan revenues target	April 2015	●Executive bonus plan revenues target for fiscal 2015 is disclosed in this proxy statement

2015 Proxy Statement       5

250 Brannan Street
San Francisco, California 94107
PROXY STATEMENT
FOR 2015 ANNUAL MEETING OF STOCKHOLDERS
to be held on June 11, 2015 at 3:30 p.m. Pacific Time

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting of stockholders to be held on June 11, 2015, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held at 139 Townsend Street, Suite 150, San Francisco, California 94107 on June 11, 2015 at 3:30 p.m. Pacific Time. On or about April 30, 2015, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our Annual Meeting and our annual report to stockholders.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

●	the election of three Class III directors to hold office until the 2018 annual meeting of stockholders or until their successors are duly elected and qualified;
●	a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2016;
●	an advisory vote to approve the compensation of our named executive officers, as described in this proxy statement; and
●	any other business that may properly come before the meeting.

How does the Board of Directors recommend I vote on these proposals?

The Board of Directors recommends a vote:

●	FOR the nominees for election as Class III directors;
●	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2016; and
●	FOR approval, on an advisory basis, of our named executive officer compensation.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 15, 2015 (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, we had 125,312,610 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the Record Date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, or a street name stockholder, and the Notice was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since beneficial owners are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s, bank’s or other nominee’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker, bank or other nominee will provide a voting instruction card for you to use to direct your broker, bank or other nominee how to vote your shares.

How do I vote?

If you are a registered stockholder, you may:

●	instruct the proxy holder or holders on how to vote your shares by using the Internet voting site or the toll-free telephone number listed on the Notice, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 10, 2015 (have your proxy card in hand when you call or visit the website);

6

Proxy Statement

●

instruct the proxy holder or holders on how to vote your shares by completing and mailing your proxy card to the address indicated on your proxy card (if you received printed proxy materials), which must be received by the time of the Annual Meeting; or

●	vote by written ballot in person at the Annual Meeting.

If you are a street name stockholder, you will receive instructions from your broker, bank or other nominee. The instructions from your broker, bank or other nominee will indicate if the various methods by which you may vote, including whether Internet or telephone voting is available.

Can I change or revoke my vote?

Yes. Subject to any rules your broker, bank or other nominee may have, you can change your vote or revoke your proxy before the Annual Meeting.

If you are a registered stockholder, you may change your vote by:

●	entering a new vote via Internet or by telephone by 11:59 p.m. Eastern Time on June 10, 2015;
●	returning a later-dated proxy card which must be received by the time of the Annual Meeting; or
●	completing a written ballot in person at the Annual Meeting.

If you are a registered stockholder, you may revoke your proxy by providing our Corporate Secretary with a written notice of revocation prior to your shares being voted at the Annual Meeting. Such written notice of revocation should be hand delivered to Splunk’s Corporate Secretary or mailed to and received by Splunk Inc. prior to the Annual Meeting at 250 Brannan Street, San Francisco, California 94107, Attention: Corporate Secretary.

If you are a street name stockholder, you may change your vote by:

●	submitting new voting instructions to your broker, bank or other nominee pursuant to instructions provided by such broker, bank or other nominee; or
●	completing a written ballot at the Annual Meeting; provided you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote the shares.

If you are a street name stockholder, you must contact your broker, bank or other nominee that holds your shares to find out how to revoke your proxy.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board of Directors. The persons named in the proxy have been designated as proxy holders. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matter not described in the proxy statement is properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy, as described above.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via the Internet. On or about April 30, 2015, we mailed to our stockholders the Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the Annual Meeting, and how to request printed copies of the proxy materials and annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings and keep our Annual Meeting process efficient.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our Bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” below. The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How many votes are needed for approval of each matter?

●

Proposal 1: Each director nominee will be elected by a vote of the majority of the votes cast. A majority of the votes cast means the number of votes cast “For” such nominee’s election exceeds the number of votes cast “Against” that nominee. You may vote “For,” “Against,” or “Abstain” with respect to each director nominee. Broker non-votes and abstentions will have no effect on the outcome of the election.

●

Proposal 2: The ratification of the appointment of PricewaterhouseCoopers LLP must receive the affirmative vote of at least a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered votes cast and thus will have the same effect as a vote “Against” the proposal. Broker non-votes, if any, will have no effect on the outcome of this proposal.

●

Proposal 3: The advisory vote to approve the compensation of our named executive officers must receive the affirmative vote of at least a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions are considered votes cast and thus will have the same effect as votes “Against” the proposal. Broker non-votes will have no effect on the outcome of the vote. Because this vote is advisory only, it will not be binding on us or on our Board of Directors.

2015 Proxy Statement       7

Proxy Statement

What happens if a director nominee who is duly nominated does not receive a majority vote?

The Board nominates for election or re-election as director only candidates who have tendered, in advance of such nomination, an irrevocable, conditional resignation that will be effective only upon both (i) the failure to receive the required vote at the next stockholders’ meeting at which they face re-election and (ii) the Board of Directors’ acceptance of such resignation. In an uncontested election, the Board of Directors, after taking into consideration the recommendation of the Nominating and Corporate Governance Committee, will determine whether or not to accept the pre-tendered resignation of any nominee for director who receives a greater number of votes “Against” such nominee’s election than votes “For” such nominee. In the event of a contested election, the director nominees who receive the largest number of votes cast “For” their election will be elected as directors.

How are proxies solicited for the Annual Meeting?

The Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you, if a broker or other nominee holds your shares.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter—the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Your broker will not have discretion to vote on the other matters submitted for a vote absent direction from you as they are “non-routine” matters.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Splunk or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We will disclose voting results on a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to include them in such Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as final results become available.

I share an address with another stockholder, and we received multiple copies of the proxy materials. How may we obtain a single copy of the proxy materials?

Stockholders who share an address and receive multiple copies of our proxy materials can request to receive a single copy in the future. To receive a single copy of the Notice and, if applicable, the proxy materials, stockholders may contact us as follows:

Splunk Inc.
Attention: Investor Relations
250 Brannan Street
San Francisco, California 94107
(415) 848-8400

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

8

PROPOSAL 1
ELECTION OF DIRECTORS

Our business affairs are managed under the direction of our Board of Directors, which is currently composed of ten members. Nine of our directors are independent within the meaning of the independent director rules of The NASDAQ Stock Market. Our Board of Directors is divided into three classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. In fiscal 2015, we adopted a majority voting policy for the election of directors. In order for a nominee to be elected in an uncontested election, the number of votes cast “For” such nominee’s election must exceed the number of votes cast “Against” that nominee. Broker non-votes and abstentions will have no effect on the outcome of the election.

The following table sets forth the names, ages and certain other information as of March 31, 2015 for each of the nominees for election as a director and for each of the continuing members of the Board of Directors.

	Class	Age	Principal Occupation	Director Since	Current Term Expires	Expiration of Term For Which Nominated	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
2015 Director Nominees
Stephen Newberry	III	61	Chairman, Lam Research	2013	2015	2018
Graham Smith	III	55	EVP, salesforce.com	2011	2015	2018
Godfrey Sullivan	III	61	President, Chief Executive Officer and Chairman, Splunk	2008	2015	2018
Continuing Directors
Mark Carges	I	53	Retired CTO, eBay	2014	2016	—
David Hornik	I	47	Partner, August Capital	2004	2016	—
Thomas Neustaetter	I	63	Managing Director, JK&B Capital	2010	2016	—
Amy Chang	II	38	CEO and Founder, Accompani	2015	2017	—
John Connors	II	56	Managing Partner, Ignition Partners	2007	2017	—
Patricia Morrison	II	55	EVP, Customer Care Shared Services, and CIO, Cardinal Health	2013	2017	—
Nicholas Sturiale	II	51	Managing Partner, Ignition Partners	2004	2017	—

Chair
Member
Audit Committee Financial Expert

Director Dashboard

Director Independence	Tenure	Age	Gender Diversity

2015 Proxy Statement       9

Proposal 1 Election of Directors

NOMINEES FOR DIRECTOR

Stephen Newberry

Independent

Chairman of Lam Research

Director Since 2013

Splunk Committee(s): Compensation Committee

Stephen G. Newberry has served as a member of our Board of Directors since 2013. Mr. Newberry has been a director of Lam Research Corporation, a supplier of wafer fabrication equipment and services, since 2005, and has served as the chairman of the board of Lam Research since 2012. He served as Lam Research’s Chief Executive Officer from 2005 to 2011, President from 1998 to 2010, and Chief Operating Officer from 1997 to 2005. Prior to joining Lam Research, Mr. Newberry held various executive positions at Applied Materials, Inc., a provider of manufacturing solutions for the semiconductor, flat panel display and solar industries. Mr. Newberry has served on the board of directors of Nanometrics Incorporated, a provider of process control metrology and inspection systems, since 2011. Mr. Newberry will serve through Nanometrics’ 2015 annual meeting of stockholders, where he will not stand for re-election. Mr. Newberry holds a B.S. from the United States Naval Academy and completed an executive education program at Harvard Business School.

Mr. Newberry possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as a former executive of global technology companies.

Graham Smith

Independent

EVP of salesforce.com

Director Since 2011

Splunk Committee(s): Audit Committee

Graham V. Smith has served as a member of our Board of Directors since 2011. Since 2015, Mr. Smith has served as Executive Vice President at salesforce.com, inc., a provider of enterprise cloud computing software. He also served as salesforce.com’s Executive Vice President, Finance from 2014 to 2015, Executive Vice President and Chief Financial Officer from 2008 to 2014, and Executive Vice President and Chief Financial Officer Designate from 2007 to 2008. Prior to joining salesforce.com, Mr. Smith served as Chief Financial Officer at Advent Software Inc., a software company, from 2003 to 2007. Mr. Smith has served as a member of the board of directors of Xero, Inc., an online accounting software company, since 2015. Mr. Smith holds a B.Sc. from Bristol University in England and qualified as a chartered accountant in England and Wales.

Mr. Smith possesses specific attributes that qualify him to serve as a director, including his financial expertise and professional experience as an executive of other public software companies.

Godfrey Sullivan

President, Chief Executive Officer and Chairman of Splunk

Director Since 2008

Splunk Committee(s): None

Godfrey R. Sullivan has served as our President, Chief Executive Officer and a member of our Board of Directors since 2008, and as our Chairman since 2011. Prior to joining us, Mr. Sullivan was with Hyperion Solutions Corporation, a performance management software company acquired by Oracle Corporation, from 2001 to 2007, where he served in various executive roles, most recently as President and Chief Executive Officer, and as a member of the board of directors from 2004 until 2007. Mr. Sullivan has served as a member of the board of directors of Citrix Systems, Inc., an enterprise software company, since 2005. Mr. Sullivan previously served on the board of directors of Informatica Corporation, a data integration software provider. Mr. Sullivan holds a B.B.A. from Baylor University.

Mr. Sullivan possesses specific attributes that qualify him to serve as a director, including the perspective and experience he brings as our Chief Executive Officer and his experience as an executive and as a member of the board of directors of other companies in the enterprise software industry. Mr. Sullivan also brings historical knowledge of our business, operational expertise and continuity to the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

10

BOARD OF DIRECTORS AND CORPORATE
GOVERNANCE

CONTINUING DIRECTORS

Amy Chang

Independent

Chief Executive Officer and Founder of Accompani

Director Since 2015

Splunk Committee(s): Nominating and Corporate Governance Committee

Amy Chang has served as a member of our Board of Directors since 2015. Since 2013, Ms. Chang has been CEO and Founder of Accompani, Inc., a relationship intelligence platform company. Prior to founding Accompani, Inc., Ms. Chang was with Google Inc., an Internet services and products company, from 2005 to 2012, most recently serving as Global Head of Product, Google Ads Measurement and Reporting. Prior to joining Google, Ms. Chang held product management and strategy positions at eBay Inc., an e-commerce company, from 2003 to 2005. She also served as a consultant with McKinsey & Company, specializing in semiconductors, software and services. Ms. Chang has served on the board of directors of Informatica since 2012 and is on the digital advisory council of Target Corporation. Ms. Chang holds a B.S. and an M.S. from Stanford University.

Ms. Chang possesses specific attributes that qualify her to serve as a director, including her expertise and experience in the software industry and professional experience serving in leadership positions at various technology companies.

Mark Carges

Independent

Retired CTO, eBay

Director Since 2014

Splunk Committee(s): Compensation Committee

Mark Carges has served as a member of our Board of Directors since 2014. Mr. Carges serves on the board of directors of Rally Software Development Corp., a provider of cloud-based solutions for managing software development. He previously served as the Chief Technology Officer of eBay Inc., an e-commerce and payments company, from September 2009 to September 2014. From September 2009 to November 2013, he also served as eBay’s Senior Vice President, Global Products, Marketplaces. From September 2008 to September 2009, he served as eBay’s Senior Vice President, Technology. From November 2005 to May 2008, Mr. Carges served as Executive Vice President and General Manager of the Business Interaction Division of BEA Systems, Inc., a software company. Mr. Carges holds a B.A. from the University of California, Berkeley and an M.S. from New York University.

Mr. Carges possesses specific attributes that qualify him to serve as a director, including his knowledge and experience in the software industry and professional experience serving in leadership positions at various technology companies.

Patricia Morrison

Independent

EVP, Customer Care Shared Services, and CIO of Cardinal Health

Director Since 2013

Splunk Committee(s): Audit Committee

Patricia Morrison has served as a member of our Board of Directors since 2013. Since 2009, Ms. Morrison has served as Executive Vice President, Customer Care Shared Services and Chief Information Officer at Cardinal Health, Inc., a provider of healthcare services. Prior to joining Cardinal Health, Ms. Morrison was Chief Executive Officer of Mainstay Partners, a technology advisory firm, from 2008 to 2009, and Executive Vice President and Chief Information Officer at Motorola, Inc., a designer, manufacturer, marketer and seller of mobility products, from 2005 to 2008. Her previous experience also includes Chief Information Officer of Office Depot, Inc. and senior-level information technology positions at PepsiCo, Inc., The Quaker Oats Company, General Electric Company and The Procter & Gamble Company. Ms. Morrison also previously served on the board of directors for JoAnn Stores, Inc. and SPSS, Inc. Ms. Morrison holds a B.A. and B.S. from Miami University in Oxford, Ohio.

Ms. Morrison possesses specific attributes that qualify her to serve as a director, including her information technology expertise and professional experience as an executive of other public companies.

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Board of Directors and Corporate Governance

Thomas Neustaetter

Independent

Managing Director at JK&B Capital

Director Since 2010

Splunk Committee(s): Compensation Committee

Thomas Neustaetter has served as a member of our Board of Directors since 2010. Since 1999, Mr. Neustaetter has been a Managing Director at JK&B Capital, a venture capital firm. Prior to joining JK&B Capital, Mr. Neustaetter was a partner at The Chatterjee Group, an affiliate of Soros Fund Management, from 1996 to 1999. Mr. Neustaetter holds a B.A. from the University of California, Berkeley and an M.B.A. and M.S. from the University of California, Los Angeles.

Mr. Neustaetter possesses specific attributes that qualify him to serve as a director, including his substantial experience as an investment professional and as a director of software companies.

John Connors

Lead Independent Director

Managing Partner at Ignition Partners

Director Since 2007

Splunk Committee(s): Audit Committee; Nominating and Corporate Governance Committee

John Connors has served as a member of our Board of Directors since 2007. Since 2005, Mr. Connors has been a managing partner at Ignition Partners, LLC, a venture capital firm. Prior to joining Ignition Partners, Mr. Connors served in various management positions at Microsoft Corporation from 1989 to 2005, including most recently as Senior Vice President and Chief Financial Officer from 1999 to 2005. Mr. Connors has served as a member of the board of directors of NIKE, Inc. since 2005. Mr. Connors holds a B.A. from the University of Montana.

Mr. Connors possesses specific attributes that qualify him to serve as a director, including his substantial experience as an investment professional in the business software and services industry and his experience as an executive in the software industry and as a member of the board of directors and audit and finance committee of a Fortune 500 company. Mr. Connors also brings historical knowledge of our business and continuity to the Board of Directors, as well as accounting experience and financial expertise.

David Hornik

Independent

Partner at August Capital

Director Since 2004

Splunk Committee(s): Nominating and Corporate Governance Committee

David Hornik has served as a member of our Board of Directors since 2004. Since 2000, Mr. Hornik has been a partner at August Capital, a venture capital firm. Prior to joining August Capital, Mr. Hornik was an intellectual property and corporate attorney at the law firms of Venture Law Group and Perkins Coie LLP, and a litigator at the law firm of Cravath, Swaine & Moore LLP. Mr. Hornik holds an A.B. from Stanford University, an M.Phil from Cambridge University and a J.D. from Harvard Law School.

Mr. Hornik possesses specific attributes that qualify him to serve as a director, including his substantial experience as an investment professional and as a director of technology companies focusing on enterprise applications and infrastructure software. Mr. Hornik also brings historical knowledge of our business and continuity to the Board of Directors.

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Board of Directors and Corporate Governance

Nicholas Sturiale

Independent

Managing Partner at Ignition Partners

Director Since 2004

Splunk Committee(s): Compensation Committee; Nominating and Corporate Governance Committee

Nicholas Sturiale has served as a member of our Board of Directors since 2004. Since 2013, Mr. Sturiale has served as a managing partner at Ignition Partners LLC, a venture capital firm. Prior to joining Ignition Partners, Mr. Sturiale served as a general partner at JAFCO Ventures, a venture capital firm, from 2009 to 2012. In 2008, Mr. Sturiale served as a managing director at The Carlyle Group, a global alternative asset management firm. From 2000 to 2008, Mr. Sturiale served as a general partner at Sevin Rosen Funds, a venture capital firm. Mr. Sturiale remains a partner with Sevin Rosen Funds and an officer and director of Sevin Rosen Bayless Management Company, an affiliate of Sevin Rosen Funds. Mr. Sturiale holds a B.S. from California State University, Chico and an M.B.A. from the University of California, Berkeley.

Mr. Sturiale possesses specific attributes that qualify him to serve as a director, including his substantial experience as an investment professional and as a director of technology companies. Mr. Sturiale also brings historical knowledge of our business and continuity to the Board of Directors.

DIRECTOR INDEPENDENCE

Our common stock is listed on The NASDAQ Global Select Market. Under the rules of The NASDAQ Stock Market, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of The NASDAQ Stock Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees must be independent. Under the rules of The NASDAQ Stock Market, a director is independent only if a company’s board of directors makes an affirmative determination that the director has no material relationship with us that would impair his or her independence.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Compensation committee members must also satisfy the independence criteria set forth under the rules of The NASDAQ Stock Market. In order for a member of a listed company’s compensation committee to be considered independent for purposes of the rules of The NASDAQ Stock Market, the listed company’s board of directors must consider all factors specifically relevant to determine whether a director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including but not limited to: (1) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (2) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Our Board of Directors has undertaken a review of the independence of each director. In making this determination, our Board of Directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock of each non-employee director, as well as relationships that our directors may have with our customers and vendors. Based on this review, our Board of Directors has determined that Mses. Chang and Morrison and Messrs. Carges, Connors, Hornik, Neustaetter, Newberry, Smith and Sturiale, representing nine of our ten directors, are “independent” as that term is defined under the rules of The NASDAQ Stock Market for purposes of serving on our Board of Directors and committees of our Board of Directors.

2015 Proxy Statement       13

Board of Directors and Corporate Governance

LEADERSHIP STRUCTURE

Mr. Sullivan currently serves as both Chairman of our Board of Directors and our President and Chief Executive Officer. Our Board of Directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the Board of Directors and management to benefit from Mr. Sullivan’s leadership and years of experience as an executive in the technology industry. Having served on our Board of Directors and as Chief Executive Officer since September 2008, Mr. Sullivan is best positioned to identify strategic priorities, lead critical discussions and execute our strategy and business plans. Independent directors and management may have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while the Chief Executive Officer brings company-specific experience and expertise and possesses detailed in-depth knowledge of the issues, opportunities, and challenges facing us day to day. The Board of Directors continues to believe that Mr. Sullivan’s combined role enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

LEAD INDEPENDENT DIRECTOR

We believe, and our Corporate Governance Guidelines provide, that one of our independent directors should serve as our Lead Independent Director at any time when the Chief Executive Officer serves as the Chairman of the Board of Directors. Because our Chief Executive Officer, Mr. Sullivan, is also our Chairman, our Board of Directors appointed Mr. Connors to serve as our Lead Independent Director. As Lead Independent Director, Mr. Connors presides over periodic meetings of our independent directors outside the presence of management (including our Chairman), serves as a liaison between our Chairman and the independent directors and performs such additional duties as our Board of Directors may otherwise determine and delegate.

BOARD MEETINGS AND COMMITTEES

During our fiscal year ended January 31, 2015, the Board of Directors held four meetings, and no director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which such director was a member.

Although we do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of stockholders, we strongly encourage directors to attend. Messrs. Connors, Neustaetter, Newberry, Smith, Sturiale and Sullivan and Ms. Morrison attended our 2014 Annual Meeting.

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors.

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Audit Committee

The current members of our Audit Committee are Messrs. Connors and Smith and Ms. Morrison. Our Board of Directors has determined that each of the members of our Audit Committee satisfies the requirements for independence and financial literacy under the rules and regulations of The NASDAQ Stock Market and the SEC. Our Board of Directors has also determined that both Messrs. Connors and Smith are financial experts as contemplated by the rules of the SEC implementing Section 407 of the Sarbanes Oxley Act of 2002. Mr. Connors serves as chair of our Audit Committee. The Audit Committee held eight meetings during the fiscal year ended January 31, 2015.

Our Audit Committee oversees our accounting and financial reporting process and the audit of our financial statements, and assists our Board of Directors in monitoring our financial systems and our legal and regulatory compliance. Our Audit Committee is responsible for, among other things:

●appointing, compensating and overseeing the work of our independent auditors, including resolving disagreements between management and the independent registered public accounting firm regarding financial reporting;
●approving engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;
●reviewing the qualifications and independence of the independent registered public accounting firm;
●reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;
●reviewing the adequacy and effectiveness of our internal control over financial reporting;
●establishing procedures for the receipt, retention and treatment of accounting and auditing related complaints and concerns;
●preparing the audit committee report required by SEC rules to be included in our annual proxy statement;
●reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports; and
●reviewing and maintaining the related person transaction policy to ensure compliance with applicable law and that any proposed related person transactions are disclosed as required.

The Audit Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and The NASDAQ Stock Market. A copy of the Audit Committee Charter is available on our investor website at http://investors.splunk.com/governance.cfm.

Compensation Committee
The current members of our Compensation Committee are Messrs. Carges, Neustaetter, Newberry and Sturiale. Our Board of Directors has determined that each of the members of our Compensation Committee is independent within the meaning of the independent director requirements of The NASDAQ Stock Market. Our Board of Directors has also determined that the composition of our Compensation Committee meets the requirements for independence under, and the functioning of our Compensation Committee complies with, any applicable requirements of The NASDAQ Stock Market and SEC rules and regulations, as well as Section 162(m) of the Internal Revenue Code of 1986, as amended. Mr. Newberry serves as chair of our Compensation Committee. The Compensation Committee held six meetings during the fiscal year ended January 31, 2015.

Our Compensation Committee oversees our compensation policies, plans and programs. Our Compensation Committee is responsible for, among other things:

●annually reviewing and approving the primary components of compensation for our Chief Executive Officer and other executive officers;
●reviewing and approving compensation and corporate goals and objectives relevant to the compensation for our Chief Executive Officer and other executive officers;
●evaluating the performance of our Chief Executive Officer and other executive officers in light of established goals and objectives;
●periodically evaluating the competitiveness of the compensation of our Chief Executive Officer and other executive officers and our overall compensation plans;
●providing oversight of our overall compensation plans and of our 401(k) plan;
●reviewing and discussing with management the risks arising from our compensation policies and practices for all employees that are reasonably likely to have a material adverse effect on us;
●evaluating and making recommendations regarding director compensation; and
●administering our equity compensation plans for our employees and directors.

The Compensation Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and The NASDAQ Stock Market. A copy of the Compensation Committee Charter is available on our investor website at http://investors.splunk.com/governance.cfm.

The Compensation Committee has delegated certain day-to-day administrative and ministerial functions to our officers under our equity compensation plans.

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Board of Directors and Corporate Governance

Nominating and Corporate Governance Committee

The current members of our Nominating and Corporate Governance Committee are Messrs. Connors, Hornik and Sturiale and Ms. Chang. Our Board of Directors has determined that each of the members of our Nominating and Corporate Governance Committee is independent within the meaning of the independent director requirements of The NASDAQ Stock Market. Mr. Connors serves as chair of our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held three meetings during the fiscal year ended January 31, 2015.

Our Nominating and Corporate Governance Committee oversees and assists our Board of Directors in reviewing and recommending corporate governance policies and nominees for election to our Board of Directors and its committees. The Nominating and Corporate Governance Committee is responsible for, among other things:

●recommending desired qualifications for Board and committee membership and conducting searches for potential members of our Board of Directors;
●evaluating and making recommendations regarding the organization and governance of our Board of Directors and its committees and changes to our Certificate of Incorporation and Bylaws and stockholder communications;
●reviewing succession planning for our Chief Executive Officer and other executive officers and evaluating potential successors;
●assessing the performance of board members and making recommendations regarding committee and chair assignments and composition and the size of our Board of Directors and its committees;
●evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;
●reviewing and making recommendations with regard to our Corporate Governance Guidelines and compliance with laws and regulations; and
●reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the Audit Committee.

The Nominating and Corporate Governance Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and The NASDAQ Stock Market. A copy of the Nominating and Corporate Governance Committee Charter is available on our investor website at http://investors.splunk.com/governance.cfm.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of Messrs. Carges, Sturiale, Neustaetter or Newberry, who serves and has served during the past fiscal year as a member of our Compensation Committee, is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

CONSIDERATIONS IN EVALUATING DIRECTOR NOMINEES

The Nominating and Corporate Governance Committee uses a variety of methods to identify and evaluate director nominees. In its evaluation of director candidates, the Nominating and Corporate Governance Committee will consider the current size and composition of the Board of Directors and the needs of the Board of Directors and its committees. Some of the qualifications that the Nominating and Corporate Governance Committee considers include, without limitation, character, integrity, ethics, judgment, diversity of experience, independence, relevant areas of expertise, corporate and technology experience, proven achievement, operating executive experience, understanding of our company, length of service, potential conflicts of interest and other commitments. The Nominating and Corporate Governance Committee evaluates these factors, among others, and does not assign any particular weighting or priority to any of these factors. The Nominating and Corporate Governance Committee requires the following minimum qualifications to be satisfied by any nominee for a position on the Board of Directors: the highest personal and professional ethics and integrity; proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, as well as skills that are complementary to those of the existing Board; the ability to assist and support management and make significant contributions to our success; and an understanding of the fiduciary responsibilities that are required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities. The Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although the Board of Directors does not maintain a specific policy with respect to board diversity, the Board of Directors believes that the Board should be a diverse body, and the Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the Nominating and Corporate Governance Committee may take into account the benefits of diverse viewpoints. The Nominating and Corporate Governance Committee also considers these and other factors as it oversees the Board of Director and committee evaluations.

The Board of Directors uses the services of a third-party search firm to help it identify, screen, interview and conduct background investigations of potential director candidates.

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STOCKHOLDER RECOMMENDATIONS AND NOMINATIONS TO THE BOARD OF DIRECTORS

The Nominating and Corporate Governance Committee will consider candidates for directors recommended by stockholders. The Committee will evaluate such recommendations in accordance with its Charter, our Bylaws, our policies and procedures for director candidates, as well as the nominee criteria described above. This process is designed to ensure that the Board of Directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Stockholders holding at least one percent of our fully diluted capitalization continuously for at least 12 months wishing to recommend a candidate for nomination should contact our Corporate Secretary in writing. Such recommendations must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our Board of Directors. The Nominating and Corporate Governance Committee has discretion to decide which individuals to recommend for nomination as directors.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders wishing to communicate with the Board of Directors or with an individual member of the Board of Directors may do so by writing to the Board of Directors or to the particular member of the Board of Directors, and mailing the correspondence to: c/o General Counsel, Splunk Inc., 250 Brannan Street, San Francisco, California 94107. All such stockholder communications will be reviewed by our General Counsel and, if appropriate, will be forwarded to the appropriate member or members of the Board of Directors, or if none is specified, to the Chairman of the Board of Directors.

CODE OF BUSINESS CONDUCT AND ETHICS

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, which contains an additional Code of Ethics for CEO and Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer, and other senior financial officers. The full text of our Code of Business Conduct and Ethics is posted on the Investors portion of our website at http://investors.splunk.com/governance.cfm. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

RISK MANAGEMENT

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our Board of Directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

While our Board of Directors is ultimately responsible for risk oversight, our Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and related procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. The Nominating and Corporate Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risk associated with Board organization, membership and structure, and corporate governance. The Compensation Committee assesses risks created by the incentives inherent in our compensation policies. Finally, the full Board of Directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

STOCK OWNERSHIP GUIDELINES

Our Board of Directors believes that our directors and executive officers should hold a meaningful financial stake in the company in order to further align their interests with those of our stockholders and therefore adopted stock ownership guidelines in fiscal 2015. Under the guidelines, each non-employee director must own the lesser of (i) company stock with a value of three times the annual cash retainer for board service or (ii) 2,500 shares. Our non-employee directors are required to achieve ownership of our common stock within five years of the later of September 9, 2014 or such director’s appointment or election date as applicable.

See “Executive Compensation—Compensation Discussion and Analysis—Other Compensation Policies and Information—Stock Ownership Guidelines” for information about the guidelines applicable to our executive officers.

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Board of Directors and Corporate Governance

NON-EMPLOYEE DIRECTOR COMPENSATION

Our compensation program for non-employee directors is designed to attract, retain and reward qualified directors and align the financial interests of the non-employee directors with those of our stockholders. Pursuant to this program, each member of our Board of Directors who is not our employee will receive the following cash and equity compensation for Board services. We also reimburse our non-employee directors for expenses incurred in connection with attending Board and committee meetings as well as continuing director education.

Cash Compensation

At present, non-employee directors are entitled to receive the following cash compensation for their services:

●	$30,000 per year for service as a Board member;
●	$20,000 per year for service as chair of the Audit Committee or the Compensation Committee;
●	$10,000 per year service as a member of the Audit Committee or the Compensation Committee;
●	$7,500 per year for service as chair of the Nominating and Corporate Governance Committee; and
●	$5,000 per year for service as a member of the Nominating and Corporate Governance Committee.

All cash payments to non-employee directors are paid quarterly in arrears.

Equity Compensation

Initial Award. Each non-employee director who first joins our Board of Directors automatically will be granted a restricted stock unit, or RSU, award having an award value of $300,000 on the date on which such person becomes a non-employee director (unless otherwise determined by the Board of Directors), whether through election by our stockholders or appointment by our Board of Directors to fill a vacancy. An employee director who ceases to be an employee but remains a director will not receive this initial RSU award. An initial RSU award will vest as to one-third of the shares subject to the award on each of the first three anniversaries of the grant date, subject to continued service as a member of our Board of Directors through each such vesting date.

Annual Award. Each then-serving non-employee director automatically will be granted an RSU award having an award value of $200,000 on the date of each annual meeting of stockholders. If a non-employee director’s commencement date is other than the date of an annual meeting of stockholders, such non-employee director may be granted, on such non-employee director’s commencement date, an annual award having an award value prorated based on the number of days between such director’s commencement date and the next annual meeting of stockholders. Annual RSU awards will vest on the earlier of (i) the first anniversary of the grant date or (ii) the day prior to our next annual meeting of stockholders, in both cases subject to continued service as a Board member through the vesting date.

Discretionary Award. In addition, our Board of Directors may grant a non-employee director a discretionary supplemental award at any time and for any reason.

Fiscal 2015

The following table sets forth information regarding total compensation, in accordance with our outside director compensation program, for each person who served as a non-employee director during the year ended January 31, 2015:

Director Name(1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)		Total ($)
Mark Carges	$15,761	(3)	$449,892	(4)	$465,653
John Connors	$57,500		$200,000	(5)	$257,500
David Hornik	$35,000		$200,000	(5)	$235,000
Patricia Morrison	$40,000		$200,000	(5)	$240,000
Thomas Neustaetter	$40,000		$200,000	(5)	$240,000
Stephen Newberry	$48,904	(6)	$200,000	(5)	$248,904
Graham Smith	$40,000		$200,000	(5)	$240,000
Nicholas Sturiale	$46,096	(7)	$200,000	(5)	$246,095

(1)	Amy Chang joined our Board of Directors after January 31, 2015.
(2)	The amounts reported in this column reflect the aggregate grant date fair value of the RSUs granted to our non-employee directors during fiscal 2015 as computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value recognized by the non-employee directors. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2015.
(3)	Mr. Carges was appointed to the Board of Directors effective as of September 9, 2014, and his Board fees were prorated based on the number of days he served as director. He was appointed to the Compensation Committee on September 9, 2014, and his committee fees were prorated based on the number of days he served on the Compensation Committee.
(4)	Mr. Carges was granted an initial award of 4,957 RSUs effective as of September 11, 2014 with a grant date fair value of $299,948, one-third of which RSUs will vest on an annual basis over three years following the date of the grant, subject to his continued service as a director through each such date. Mr. Carges was granted an additional prorated annual award of 2,478 RSUs effective as of September 11, 2014 with a grant date fair value of $149,944, all of which RSUs will vest on June 10, 2015.

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(5)	Each then-serving non-employee director was granted an award of 4,561 RSUs on June 10, 2014 with a grant date fair value of $200,000. All RSUs subject to each award will vest on the earlier of (i) the one-year anniversary of the grant date or (ii) the day prior to the next annual meeting of stockholders, subject to the director’s continued service through such date.
(6)	Mr. Newberry was appointed chair of the Compensation Committee on March 11, 2014, and his committee fees were prorated based on the number of days he served as chairman of the Compensation Committee.
(7)	Mr. Sturiale stepped down as chair of the Compensation Committee on March 11, 2014, but remains a member of the Compensation Committee, and his committee fees were prorated based on the number of days he served as chairman of the Compensation Committee.

Equity incentive awards outstanding at January 31, 2015 for each non-employee director were as follows:

Director Name(1)	Aggregate Number of Stock Awards Outstanding as of January 31, 2015	Aggregate Number of Stock Options Outstanding as of January 31, 2015
Mark Carges	7,435	0
John Connors	4,561	0
David Hornik	4,561	0
Patricia Morrison	9,483	0
Thomas Neustaetter	4,561	0
Stephen Newberry	8,007	0
Graham Smith	4,561	0
Nicholas Sturiale	4,561	42,188

(1)	Amy Chang joined our Board of Directors after January 31, 2015.

Recent Approval of Changes to Non-Employee Director Compensation

Following a market assessment and analysis, and in order to continue to attract, retain and reward qualified directors, our Board of Directors recently approved certain increases to our non-employee director compensation program. Effective as of June 11, 2015, the following changes will apply: Each non-employee director will be eligible to receive $40,000 per year for service as a Board member (an increase of $10,000 per year); $10,000 per year for service as chair of the Nominating and Corporate Governance Committee (an increase of $2,500 per year); and $20,000 per year for service as Lead Independent Director (currently an unpaid role). In addition, initial RSU awards will have an award value of $350,000 (an increase of $50,000 over three years) and annual RSU awards to then-serving non-employee directors will have an annual award value of $250,000 (an increase of $50,000 per year). The other components of our non-employee director compensation program will remain the same.

2015 Proxy Statement       19

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP, or PwC, independent registered public accountants, to audit our financial statements for the fiscal year ending January 31, 2016. During our fiscal year ended January 31, 2015, PwC served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Splunk and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for the fiscal year ending January 31, 2016. Our Audit Committee is submitting the selection of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PwC will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of PwC, the Board of Directors may reconsider the appointment.

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional audit services and other services rendered to us by PwC for the fiscal years ended January 31, 2014 and 2015.

	2014	2015
Audit Fees(1)	$1,449,756	$1,439,676
Audit-Related Fees(2)	96,500	165,000
Tax Fees(3)	509,449	554,425
All Other Fees(4)	2,600	2,220
Total:	$2,058,305	$2,161,321

(1)	Audit fees consist of fees for professional services provided in connection with the integrated audit of our annual financial statements, management’s report on internal controls, the review of our quarterly consolidated financial statements, and audit services that are normally provided by independent registered public accounting firms in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits. The audit fees also include fees for professional services provided in connection with our follow-on offering, incurred during the fiscal year ended January 31, 2014, including comfort letters, consents and review of documents filed with the SEC.
(2)	Audit-related fees consist of professional services provided in connection with acquisition due diligence for the fiscal year ended January 31, 2014 and fees for the Service Organization Control (“SOC”) 2 audit for the fiscal year ended January 31, 2015.
(3)	Tax fees consist of fees billed for tax compliance, consultation and planning services. These services include international tax compliance for expatriates and, for the fiscal year ended January 31, 2014, mergers and acquisitions tax compliance.
(4)	All other fees billed for the fiscal years ended January 31, 2014 and January 31, 2015 were related to fees for access to online accounting and tax research software.

AUDIT COMMITTEE POLICY ON PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board, or PCAOB, regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits a description of services expected to be rendered during that year to the Audit Committee for approval.

The Audit Committee pre-approves particular services or categories of services on a case-by-case basis. The fees are budgeted, and the Audit Committee requires the independent registered public accounting firm and management to report

20

Proposal 2 Ratification of Appointment of Independent Registered Public Accounting Firm

actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the Audit Committee before the independent registered public accounting firm is engaged.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

2015 Proxy Statement       21

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is a committee of the Board of Directors comprised solely of independent directors as required by the listing standards of The NASDAQ Stock Market and rules of the SEC. The Audit Committee operates under a written charter approved by the Board of Directors, which is available on our investor website at http://investors.splunk.com/governance.cfm. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to comply with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

The Audit Committee consists of three members: John Connors, Patricia Morrison and Graham Smith. Messrs. Connors and Smith are “financial experts” as defined under SEC rules and regulations. With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. PwC is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare or certify the company’s financial statements or guarantee the audits or reports of PwC. These are the fundamental responsibilities of management and PwC. In the performance of its oversight function, the Audit Committee has:

●	reviewed and discussed the audited financial statements with management and PwC;
●

discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 16, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board; and

●

received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

Based on the Audit Committee’s review and discussions with management and PwC, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2015 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

John Connors (Chair)
Patricia Morrison
Graham Smith

22

PROPOSAL 3
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Securities Exchange Act of 1934. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. We currently hold our Say-on-Pay vote every year.

The Say-on-Pay vote is advisory, and therefore is not binding on us, the Compensation Committee or our Board of Directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in “Executive Compensation—Compensation Discussion and Analysis—Philosophy and Objectives” beginning on page 28 below, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2015 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION.

2015 Proxy Statement       23

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of March 31, 2015. Executive officers are appointed by the Board of Directors to hold office until their successors are elected and qualified.

Name	Age	Position(s)
Godfrey Sullivan	61	President, Chief Executive Officer and Chairman
David Conte	49	Senior Vice President and Chief Financial Officer
Douglas Merritt	51	Senior Vice President, Field Operations
Guido Schroeder	50	Senior Vice President, Products
Steven Sommer	60	Senior Vice President and Chief Marketing Officer
Leonard Stein	59	Senior Vice President, General Counsel and Secretary

Godfrey Sullivan has served as our President, Chief Executive Officer and a member of our Board of Directors since 2008, and as our Chairman since 2011. Prior to joining us, Mr. Sullivan was with Hyperion Solutions Corporation, a performance management software company acquired by Oracle Corporation, from 2001 to 2007, where he served in various executive roles, most recently as President and Chief Executive Officer and as a member of the board of directors from 2004 until 2007. Mr. Sullivan has served as a member of the board of directors of Citrix Systems, Inc., an enterprise software company, since 2005. Mr. Sullivan previously served on the board of directors of Informatica Corporation, a data integration software provider. Mr. Sullivan holds a B.B.A. from Baylor University.

David Conte has served as our Senior Vice President and Chief Financial Officer since 2011. Prior to joining us, Mr. Conte served as Chief Financial Officer at IronKey, Inc., an internet security and privacy company, from 2009 to 2011. From 2007 to 2009, Mr. Conte was engaged in various personal investing activities. Previously, Mr. Conte served as Chief Financial Officer of Opsware, Inc., a software company, from 2006 until 2007 when Opsware was acquired by Hewlett-Packard Company. He also served as Opsware’s Vice President of Finance from 2003 to 2006 and as Corporate Controller from 1999 to 2003. Mr. Conte began his career at Ernst & Young LLP. Mr. Conte holds a B.A. from the University of California, Santa Barbara.

Douglas Merritt has served as our Senior Vice President of Field Operations since 2014. Prior to joining us, Mr. Merritt served as Senior Vice President of Products and Solutions Marketing at Cisco Systems, Inc., a networking company, from 2012 to 2014. From 2011 to 2012, he served as Chief Executive Officer of Baynote, Inc., a behavioral personalization and marketing technology company. Previously, Mr. Merritt served in a number of executive roles and as a member of the extended Executive Board at SAP A.G., from 2005 to 2011. From 2001 to 2004, Mr. Merritt served as Group Vice President and General Manager of the Human Capital Management Product Division at PeopleSoft Inc. (acquired by Oracle Corporation). He also co-founded and served as Chief Executive Officer of Icarian, Inc. (since acquired by Workstream Corp.), a cloud-based company, from 1996 to 2001. Mr. Merritt holds a B.S. from the University of the Pacific in Stockton, California.

Guido Schroeder has served as our Senior Vice President, Products since 2012. Prior to joining us, Dr. Schroeder was with SAP Labs, an enterprise application software company, where he served as Senior Vice President Development, Technology Innovation Platform BI from 2008 to 2012, as Vice President Development, SAP NetWeaver BI Client Suite from 2007 to 2008, as Vice President Development Suite Optimization Analytics from 2006 to 2007, as Vice President Development, SAP NetWeaver Imagineering from 2004 to 2006 and as Director Development, BI Advanced Technologies from 2000 to 2004. Mr. Schroeder holds a M.Sc and a Ph.D. from the University of Kiel (Germany).

Steven Sommer has served as our Senior Vice President and Chief Marketing Officer since 2010 and previously served as our Vice President, Marketing from 2008 to 2010. Prior to joining us, Mr. Sommer served as Vice President, Marketing at WideOrbit Inc., a software company, from 2007 to 2008. From 2006 to 2007, Mr. Sommer served as Vice President Global Marketing at SuccessFactors, Inc., a business execution software company. Previously, Mr. Sommer held a variety of executive positions in enterprise software companies including SVP Marketing at ArcSight, a software company, SVP Marketing & Business Development at Portal Software, a software company, and VP Worldwide Marketing at Informix, a software company. Earlier in his career he worked as a strategy consultant at McKinsey & Co. Mr. Sommer holds B.S. degrees from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School.

Leonard Stein has served as our Senior Vice President, General Counsel and Secretary since 2011. Prior to joining us, Mr. Stein served in various executive positions including President and Chief Legal Officer at Jackson Family Enterprises, Inc., a luxury wine maker, from 2004 to 2010. From 2010 through 2011, Mr. Stein served as a board advisor to two private companies and as an independent consultant. Mr. Stein served as Chief Legal Officer and Chief Compliance Officer at Overture Services, Inc., an Internet commercial search services company, from 2003 until it was acquired by Yahoo! Inc., in 2003. Mr. Stein holds a B.A. from Yale College, an M.A. from Yale University Graduate School and a J.D. from Harvard Law School.

24

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

We align our executive compensation practices with the success of our business. We do this by providing short-term cash bonuses tied to our revenue performance and by granting long-term equity awards. Since our IPO three years ago, we have continued to update our executive compensation program to match the maturity, size, scale and growth of our business. We operate in a highly competitive and rapidly evolving market, and our ability to compete and succeed in this dynamic environment is directly correlated to our ability to recruit, incentivize and retain talented and seasoned technology leaders. The market for skilled management and personnel in the software industry is fiercely competitive.

This executive summary provides an overview of: (1) our stockholder engagement and executive compensation program updates following our 2014 Say-on-Pay vote, (2) our fiscal 2015 business performance, (3) highlights of our executive compensation practices and (4) our recent compensation decisions for fiscal 2016.

Stockholder Engagement and Executive Compensation Program Updates Following 2014 Say-on-Pay Vote

Following our 2014 Annual Meeting, our Compensation Committee made substantive changes to our executive compensation programs and policies. Although 98% of the votes cast supported our annual Say-on-Pay resolution in 2013, only 39% of the votes cast supported our 2014 Say-on-Pay resolution. In response to this result and at the direction of our Board of Directors, we launched a formal stockholder engagement initiative. This effort supplemented the ongoing communications between our management and stockholders, as well as the outreach to stockholders prior to and in connection with our 2014 Annual Meeting. Our goals were to understand better the priorities and concerns of our stockholders with respect to our executive pay practices and corporate governance policies and to lay the foundation for sustained, long-term stockholder engagement.

During the Fall of 2014 and Winter of 2015, we solicited the views of institutional investors representing approximately 74% of our issued and outstanding shares and had discussions with and received feedback on our executive compensation practices and corporate governance policies from investors representing approximately 44% of our outstanding shares. These discussions were attended by our Vice President, Associate General Counsel and our Vice President, Investor Relations. In addition to the feedback noted in the chart below under the heading “What We Heard from Investors,” investors expressed appreciation of our outreach efforts and acknowledged our quick reaction and responsiveness to the results of our 2014 Annual Meeting. The feedback received was presented to our Nominating and Corporate Governance Committee, Compensation Committee and Board of Directors.

In light of the results of our 2014 Say-on-Pay vote and the subsequent feedback we received from our investors during our stockholder engagement, the Compensation Committee modified many key elements of our executive compensation program. We made changes designed to enhance the link between executive pay and company performance, increase market alignment and mitigate risk. We believe that we have updated our compensation practices and governance in a manner appropriate for a company of our size and stage of growth. We intend to continue reviewing our compensation and governance practices as our company matures. The key updates and changes made by the Compensation Committee since the 2014 Annual Meeting are shown in the chart below.

Area of Focus	Our Practice Prior to Fiscal 2015 Updates	What We Heard from Investors	How We Responded
CEO Long- Term Incentive Compensation
Since joining our company, our CEO, Godfrey Sullivan, received:
●a new hire grant of stock options in fiscal 2009;
●no equity awards in fiscal 2010, 2011, 2012 and 2013; and
●120,000 RSUs in early fiscal 2014 (which grant was delayed from fiscal 2013) and 180,000 RSUs in late fiscal 2014 (at the same time as our other executive officers).
Our CEO received outsized RSU awards in fiscal 2014.

Our CEO voluntarily forfeited the entire unvested portion of both fiscal 2014 RSU awards (representing 242,500 shares). Mr. Sullivan independently made this decision as our Compensation Committee was assessing various alternatives for responding to investors’ feedback on Mr. Sullivan’s fiscal 2014 long-term incentive compensation. Mr. Sullivan received no equity grants in fiscal 2015.

Type of Equity Awards	All equity awards granted to our executive officers were time-based RSUs.	Equity awards should include performance-based awards in addition to time-based awards.

We introduced performance-based equity awards, or PSUs, in fiscal 2016. The fiscal 2016 long-term incentive compensation for our executive officers consists of 50% PSUs and 50% RSUs. The PSUs will be earned based upon achievement of revenue and of operating cash flow percentage relative to revenue growth rate performance targets. See “Recent Fiscal 2016 Compensation Decisions” below for additional information. No executives who report to the CEO received refresh equity grants in fiscal 2015.

2015 Proxy Statement       25

Executive Compensation

Area of Focus	Our Practice Prior to Fiscal 2015 Updates	What We Heard from Investors	How We Responded
Disclosure of Revenue Targets	We did not publicly disclose the revenue targets under our cash bonus plans.	Revenue targets should be disclosed so that investors can better understand how bonus compensation is earned.

We are publicly disclosing revenue targets for the prior fiscal year. The revenue targets for our CEO and executive officers whose cash bonuses are measured based upon revenue attainment under the bonus plan are disclosed in “Discussion of Our Fiscal 2015 Compensation Program—Components of Compensation Program and Fiscal 2015 Compensation—Cash Bonuses” below.

Peer Group Benchmarking

We previously used two different peer groups within a single fiscal year: one group at the beginning of the year when salary and bonus opportunities were approved and one at the end of the fiscal year when equity awards were approved. In fiscal 2014 and prior fiscal years, our Compensation Committee assessed data from our peer groups that would allow it to benchmark executive compensation.

Our use of two peer groups is unclear, and we should include more disclosure about how our Compensation Committee considers peer group data.

We are now using a single compensation peer group for all executive compensation decisions. Our Compensation Committee updated our list of peer group companies and clarified its philosophy and practice of using peer group data as merely one of a number of factors used in determining executive compensation. We have provided what we believe to be clear and concise disclosure related to our peer group. See “Discussion of Our Fiscal 2015 Compensation Program—Decision-Making Process—Peer Group Considerations” below for more information.

Stock Ownership Guidelines	We had not adopted stock ownership guidelines, in part due to the significant existing equity holdings of our executive officers.	Executive officers and directors should be subject to stock ownership guidelines.

We have adopted stock ownership guidelines for our CEO, direct reports to the CEO and directors. See “Other Compensation Policies and Information—Stock Ownership Guidelines” below for more information.

Clawback Policy	We had not adopted a clawback policy.	Incentive compensation should be subject to a clawback.

We have adopted a clawback policy that is applicable to cash incentive compensation and PSUs paid to our CEO and direct reports to the CEO. See “Other Compensation Policies and Information—Clawback Policy” below for more information.

Through the process of examining our executive compensation practices, we independently identified other potential improvements to our executive compensation program and corporate governance practices. One such improvement that our Compensation Committee implemented was to align the timing of long-term incentive compensation decisions to the beginning of each fiscal year to match the timing of salary and short-term cash bonus decisions. Fiscal 2015 served as the transition year for this change, and the equity awards that previously would have been made at the end of fiscal 2015 were instead made at the beginning of fiscal 2016. As a result, other than with respect to Mr. Merritt who received an equity award in connection with his hiring in fiscal 2015, no equity awards were granted to any executive officers in fiscal 2015. This process also led us to independently adopt a majority voting standard in uncontested elections of our directors. This majority voting standard includes a director resignation policy in the event such director does not receive majority support of the votes cast. We implemented this change in fiscal 2015.

Fiscal 2015 Business Highlights

We provide innovative software products that enable organizations to gain real-time operational intelligence by harnessing the value of their data. Our products enable users to collect, index, search, explore, monitor and analyze data regardless of format or source. We believe the market for products that provide operational intelligence presents a substantial opportunity as data grows in volume and diversity, creating new risks, opportunities and challenges for organizations. Since our inception, we have invested a substantial amount of resources developing our products and technology to address this market, specifically with respect to machine data.

Our mission is to make machine data accessible, usable and valuable to everyone in an organization. We do this by providing our customers a platform for delivering operational intelligence and real-time business insights from machine data. Our growth strategy depends on our continued discipline to significantly invest in our business to capture the opportunity that we believe is available to us, our customers and our stockholders.

Our fiscal 2015 performance highlights include achievement of the following:

●	Total revenues of $450.9 million, representing an increase of $148.3 million or 49% over fiscal 2014;
●	Operating cash flow of $104.0 million, compared to operating cash flow of $73.8 million in fiscal 2014; and
●	Over 9,000 customers in more than 100 countries, compared to over 7,000 customers in over 90 countries at the end of fiscal 2014.

In fiscal 2015, we also continued to drive growth and innovation in our evolution as provider of the leading software platform for real-time Operational Intelligence.

●

We released two major versions of both Splunk Enterprise, our award-winning platform for machine data, and Hunk, our software for exploring and analyzing raw, unstructured data in Hadoop and NoSQL data stores.

●	We introduced several new products, including the Splunk Mobile App, Splunk App for Stream and Splunk MINT.
●	We created, and hired senior leaders for, our Security Markets group, Cloud Solutions group and IT Markets group, which reflects our enhanced go to market strategy targeting core customer use cases.
●	We hosted a record number of customers and partners at our annual users’ conference.
●	We were named a leader in the Gartner 2014 Magic Quadrant for SIEM.

26

Executive Compensation

The following chart shows the top line revenue growth we have achieved since fiscal 2008:

Customer Success Leads Top Line Growth

Total Revenues ($ in millions)

Executive Compensation Practices

Our executive compensation program is designed to be heavily weighted towards compensating our executives based on company performance. To that end, we have implemented executive compensation policies and practices that reinforce our pay for performance philosophy and align with commonly viewed best practices and sound governance principles. The following chart summarizes these policies and practices:

What We Do
●Performance-based equity incentives (new in fiscal 2016)
●Clawback on incentive compensation (new in fiscal 2015)
●Meaningful stock ownership guidelines for executive officers and directors (new in fiscal 2015)
●Caps on performance-based cash and equity incentive compensation for our sales executive NEO (new in fiscal 2015)
●Performance-based cash incentives
●100% independent directors on our Compensation Committee
●Independent compensation consultant engaged by our Compensation Committee
●Annual review and approval of our compensation strategy
●Significant portion of executive compensation at risk based on corporate performance
●Broad-based company-sponsored health benefits programs
●Four-year equity award vesting periods
●Prohibition on short sales, hedging of stock ownership positions and transactions involving derivatives of our common stock
●Limited and modest perquisites

What We Don’t Do
●No “single trigger” change of control benefits
●No post-termination retirement- or pension-type non-cash benefits or perquisites for our executive officers that are not available to our employees generally
●No tax gross-ups for change of control benefits

Recent Fiscal 2016 Compensation Decisions

In March 2015, our Compensation Committee made compensation decisions for fiscal 2016, which are summarized in the chart below. These decisions included our inaugural grants of performance-based equity awards, or PSUs, which reflect our commitment to incorporating performance measures into our long-term equity incentive program. In making these decisions, the Compensation Committee considered, among other factors, pay levels of our executive officers relative to peers and the overall market, performance of each executive, the continued competition for experienced leadership in our industry and the feedback from our stockholders as discussed above.

2015 Proxy Statement       27

Executive Compensation

Compensation Component	Decision	Weighting of Performance Measures
Base Salary	CEO: No change	N/A
Other NEOs: Increased by 3-7%
Target Cash Incentives	CEO: No change	100% revenues
	SVP, Field Operations: Increased by 5%	100% bookings
	Other NEOs: Increased by 3-7%	100% revenues
Long-Term Equity Incentives	All NEOs: Granted equity awards consisting of	50% revenues and 50% operating cash flow
	mix of 50% PSUs and 50% RSUs	percentage relative to revenue growth rate (for PSUs)

As mentioned above, the biggest change to our fiscal 2016 compensation program is the introduction of PSUs. The number of PSUs earned and eligible to vest will be determined after a one-year performance period, based on achievement of revenues and operating cash flow percentage relative to revenue growth rate in fiscal 2016. Any earned PSUs will vest on the following time-based schedule: 25% of such PSUs will vest immediately (which will be approximately one year after they are granted) and the remainder will vest quarterly over the next three years subject to continued service through each vesting date. Our Compensation Committee believes that setting a one-year performance measurement period is appropriate at this time due to the steep trajectory of our top-line growth, our historical financial outperformance and the risk of setting inappropriate targets if we were to project more than one year in advance. Our Compensation Committee also believes that a time-based vesting schedule for any earned PSUs is important to provide additional retention incentives for our highly valuable executives. As our company and compensation program evolve and as we evaluate the usefulness of PSUs in attaining our compensation objectives, our Compensation Committee intends to review and reconsider the appropriateness of PSU grants in future years, the metrics applicable to PSUs and the length of the measurement period for PSUs.

DISCUSSION OF OUR FISCAL 2015 EXECUTIVE COMPENSATION PROGRAM

This section provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each component of our executive compensation program. In addition, we explain how and why our Compensation Committee arrived at the specific compensation policies and decisions involving our executive officers during fiscal 2015.

Our NEOs for fiscal 2015 are:

●	Godfrey Sullivan, our President, Chief Executive Officer and Chairman;
●	David Conte, our Senior Vice President and Chief Financial Officer;
●	Douglas Merritt, our Senior Vice President, Field Operations(1);
●	Thomas Schodorf, our former Senior Vice President, Field Operations(1);
●	Guido Schroeder, our Senior Vice President, Products; and
●	Steven Sommer, our Senior Vice President and Chief Marketing Officer.

Other than with respect to the change in timing of our executive equity awards as described above, the impact of the recent changes to our executive compensation program described in Executive Summary—Stockholder Engagement and Executive Compensation Program Updates Following 2014 Say-on-Pay Vote above are not reflected in the following discussion or in the fiscal 2015 Summary Compensation Table below. Because these changes were made in response to our 2014 Say-on-Pay vote, the Summary Compensation Table will not reflect most of these modifications until our 2016 Proxy Statement.

(1)	On May 5, 2014, Mr. Schodorf announced his retirement. Mr. Schodorf’s last day as an executive officer of the company was June 10, 2014, and his last day of employment with the company was March 16, 2015. Mr. Schodorf is currently a consultant to the company. The Board of Directors appointed Douglas Merritt as Senior Vice President, Field Operations, effective as of May 7, 2014.

Philosophy and Objectives

We operate in a highly competitive business environment within the rapidly evolving and extremely competitive big data market. To successfully compete and grow our business in this dynamic environment, we need to successfully recruit, incentivize and retain talented and seasoned technology leaders. We believe that we have a tremendous opportunity to become a substantial technology company within the big data market. We believe that we have the right technology at the right time to solve problems and answer questions that organizations do not yet realize they have or should ask. Our success critically depends on the skill, acumen and motivation of our executives and employees to rapidly execute at the highest level. To that end, our executive compensation program is driven by a pay for performance philosophy and is designed to attract highly qualified executive officers, motivate them to create long-term value for our stockholders and reward them based on overall company and individual performance and results. We strive to keep our programs relatively simple and focused on what we believe to be key to our short- and long-term success—growth, innovation and disruption.

The objectives of our executive compensation program include the following:

●	Recruit, incentivize and retain highly qualified executive officers who possess the skills and leadership necessary to grow our business;
●	Reward our executive officers for achieving or exceeding our strategic and financial goals, and individual performance goals;
●	Align the interests of our executive officers with those of our stockholders;
●	Reflect our long-term strategy;
●	Promote a healthy approach to risk and be sensitive to underperformance as well as outperformance; and
●	Provide compensation packages that are competitive, reasonable and fair relative to peers and the overall market.

28

Executive Compensation

We actively compete with many other companies in seeking to attract and retain a skilled management team. This is particularly prevalent in our San Francisco headquarters and the greater Bay Area and Silicon Valley technology markets, where there are a large number of rapidly expanding technology companies intensely competing for highly qualified candidates. In addition, the success and prominence of our business in the emerging big data market is increasingly attracting the attention of competitors and other companies. This has caused us to increase our focus on retaining employees, including executives, as we are seen as a company with experienced employee talent. To grow our business successfully in this dynamic environment, we must continually develop and enhance our products and services to stay ahead of customer needs and challenges. To achieve these objectives, we need a highly talented and seasoned team of technical, sales, marketing, operations, and other business professionals.

To meet these challenges, we implemented compensation practices that are designed to motivate our executive officers to pursue our corporate objectives while encouraging them to create long-term value for our stockholders. We evaluate and reward our executive officers through compensation intended to motivate them to identify and capitalize on opportunities to grow our business. In order to incentivize and reward our executive officers for achieving our objectives, our executive compensation program combines short- and long-term components, including salary, cash bonuses and equity. Finding the proper mix of incentives that attracts, motivates and retains each executive officer is challenging and often goes beyond compensation. We believe that we have generally been able to determine this proper mix, but we periodically assess our assumptions in order to continue to incentivize each executive officer.

Decision-Making Process

Compensation decisions for our executive officers are made by our Compensation Committee, with input from Radford as well as from Mr. Sullivan (except with respect to his own compensation) and management. Our Compensation Committee reviews the cash and equity compensation of our executive officers to ensure that our executive officers are properly incentivized and makes adjustments as necessary.

We use compensation data from our peer group as general guidance and as one of several factors that inform our judgment of appropriate compensation parameters for target compensation levels. We generally seek to provide total targeted direct compensation that is competitive and, depending on company and individual performance, may pay above or below median. Beginning in fiscal 2016, we no longer benchmark our compensation to a specific percentile of our peer group but instead use peer group compensation data to inform our Compensation Committee’s assessment of executive officer compensation.

Our Compensation Committee does not apply a formula or assign relative weights to performance measures. Rather, it makes compensation decisions after consideration of many different factors, including the following:

●	The performance and experience of each executive officer;
●	The scope and strategic impact of the executive officer’s responsibilities;
●	Our past business performance and future expectations;
●	Our long-term goals and strategies;
●	The performance of our executive team as a whole;
●	For each executive officer, other than our CEO, the evaluation and recommendation of our CEO;
●	The difficulty and cost of replacing high-performing leaders with in-demand skills;
●	The past compensation levels of each individual;
●	The relative compensation among the executive officers; and
●	The competitiveness of compensation relative to data from our peer group.

Role of Compensation Committee

Pursuant to its charter, our Compensation Committee is primarily responsible for establishing, approving and adjusting compensation arrangements for our NEOs, including our CEO, and for reviewing and approving corporate goals and objectives relevant to these compensation arrangements, evaluating executive performance and considering factors related to the performance of the company, including accomplishment of the company’s long-term business and financial goals. For additional information about our Compensation Committee, see “Board Meetings and Committees—Compensation Committee” elsewhere in this proxy statement.

Our Compensation Committee has the authority to engage its own advisors to assist it in carrying out its responsibilities. Our Compensation Committee has retained Radford to review and assess our current executive employee compensation practices relative to market compensation practices. For additional information on Radford’s engagement, see “Role of Compensation Consultant” below.

Role of Management

Our Compensation Committee works with members of our management, including Mr. Sullivan (except with respect to his own compensation) and our human resources, finance and legal professionals. Typically, our management assists the Compensation Committee by providing information on corporate and individual performance and management’s perspective and recommendations on compensation matters. Mr. Sullivan makes recommendations to our Compensation Committee regarding compensation matters, including the compensation of our NEOs (other than himself). While our Compensation Committee solicits and reviews Mr. Sullivan’s recommendations and proposals with respect to compensation-related matters, our Compensation Committee uses these recommendations and proposals as one of several factors in making compensation decisions.

2015 Proxy Statement       29

Executive Compensation

Role of Compensation Consultant

Our Compensation Committee has the authority to retain the services and obtain the advice of external advisors, including compensation consultants, legal counsel or other advisors to assist in the evaluation of executive officer compensation. Our Compensation Committee engaged Radford to review our executive compensation policies and practices and to conduct an executive compensation market analysis. For fiscal 2015, Radford reviewed and advised on all principal aspects of our executive compensation program, including:

●	assisting in developing a peer group of publicly traded companies to be used to help assess executive compensation;
●	assisting in developing a competitive compensation strategy and consistent executive compensation assessment practices relevant to a public company;
●	meeting regularly with the Compensation Committee to review all elements of executive compensation including the competitiveness of the executive compensation program against approved peer companies covering salary, incentives, and equity; and
●	assisting in the risk assessment of our compensation program.

During fiscal 2015, management also accessed the Radford survey database to gather reference points for non-executive compensation decisions.

Based on the consideration of the various factors as set forth in the rules of the SEC, the Compensation Committee does not believe that its relationship with Radford and the work of Radford on behalf of the Compensation Committee and management has raised any conflict of interest. The Compensation Committee reviews these factors on an annual basis and receives written confirmation from Radford stating its belief that it remains an independent compensation consultant to the Compensation Committee.

Peer Group Considerations

Our Compensation Committee reviews market data of companies that are comparable to us. With Radford’s assistance, our Compensation Committee determined our peer group for fiscal 2015 compensation decisions, which consists of publicly traded software, software services and other technology companies that generally had revenues between $100 million and $700 million, had experienced strong year-over-year growth, and/or had a market capitalization between $1 billion and $10 billion. Our Compensation Committee referred to compensation data from this peer group when making fiscal 2015 base salary and cash bonus decisions for our executive officers. The following is a list of the public companies that comprised our fiscal 2015 peer group (two of these companies, Responsys and Sourcefire, were subsequently acquired):

athenahealth	HomeAway	Qlik Technologies	Ultimate Software
CommVault Systems	Jive Software	Responsys	Workday
Concur Technologies	LinkedIn	ServiceNow	Zillow
Cornerstone OnDemand	NetSuite	SolarWinds
Fortinet	Palo Alto Networks	Sourcefire
Guidewire Software	Pandora Media	Tableau Software

In fiscal 2015, our Compensation Committee asked Radford to provide data regarding base salary and target cash compensation from our peer group that would allow us to assess compensation for our executive officers, including our NEOs, against such peer group and target such compensation to be (i) approximately the 50th percentile for base salary and (ii) approximately the 60th percentile for total target cash compensation (i.e., base salary and target cash bonus). In fiscal 2015, each NEO’s base salary and total target cash compensation opportunity were within these targeted percentiles, except for (i) Mr. Sullivan’s base salary and total target cash compensation, which, in each case, remained below the applicable targeted percentiles consistent with historical practices and (ii) Mr. Sommer’s total target cash compensation which is above the targeted percentile range in recognition of his role in growing our business. Beginning in fiscal 2016, our Compensation Committee no longer benchmarks our executive officers’ compensation to a specific percentile of our peer group but examines market data and makes compensation decisions based on its assessment of several factors, including company performance, individual performance, position criticality, retention objectives, current compensation opportunities as compared with similarly situated executives at peer companies, internal equity, and other factors as our Compensation Committee may deem relevant.

Components of Compensation Program and Fiscal 2015 Compensation

Our executive compensation program consists of the following primary components:

●	base salary;
●	cash bonuses;
●	long-term equity compensation; and
●	severance and change in control-related benefits.

We also provide our executive officers, including our NEOs, comprehensive employee benefit programs such as medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan program and other plans and programs made available to eligible employees.

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Executive Compensation

We believe these elements provide a compensation package that helps attract and retain qualified individuals, links individual performance to company performance, focuses the efforts of our executive officers, including our NEOs, on the achievement of both our short-term and long-term objectives and aligns the interests of our executive officers, including our NEOs, with those of our stockholders. The chart below shows the pay mix of our NEOs who were employed for all of fiscal 2015*. As discussed above, none of these NEOs received equity awards in fiscal 2015 due to a shift in our practice to making grants at the beginning of each fiscal year.

*	Mr. Merritt, our SVP, Field Operations, was excluded for purposes of this chart because he joined the company on May 7, 2014 and therefore was not employed for all of fiscal 2015.

Base Salaries

We pay base salaries to our NEOs to compensate them for their day-to-day services. The salaries typically are used to recognize the experience, skills, knowledge and responsibilities of each NEO, although competitive market conditions also play a role in setting salary levels. We do not apply specific formulas to determine changes in salaries. Instead, the salaries of our NEOs are reviewed on an annual basis by Mr. Sullivan (other than with respect to his own salary which is reviewed and determined by our Compensation Committee) and our Compensation Committee, based on their experience setting salary levels. This review is supplemented by market data, as well as assessments of the performance of our executive officers, including our NEOs, by Mr. Sullivan and our Compensation Committee.

Fiscal 2015 Base Salaries

At the beginning of fiscal 2015, our Compensation Committee decided to maintain each NEO’s base salary at the same level as in fiscal 2014. This decision was made in consultation with Mr. Sullivan (other than with respect to his own salary) after consideration of peer group data provided by Radford, an independent compensation consulting firm, as well as the long-term equity compensation and existing equity holdings of each NEO at that time. Mr. Merritt’s base salary was set during negotiations with our CEO as part of Mr. Merritt’s initial compensation arrangement and was ultimately approved by the Compensation Committee. In conducting these negotiations, our CEO consulted external market data.

The table below sets forth the annual base salaries for our NEOs for fiscal 2015.

NEO	Base Salary	Percentage Increase from Fiscal 2014 Base Salary
Godfrey Sullivan	$350,000	0%
David Conte	$315,000	0%
Douglas Merritt(1)	$310,000	N/A
Thomas Schodorf	$310,000	0%
Guido Schroeder	$310,000	0%
Steven Sommer	$270,000	0%

(1)	Mr. Merritt joined the company on May 7, 2014. The base salary shown above is on an annualized basis.

Cash Bonuses

A key compensation objective is to have a significant portion of each NEO’s compensation tied to performance. To help accomplish this objective, we provide for performance-based cash bonus opportunities for our NEOs, based on achievement against corporate performance objectives established at the beginning of the fiscal year.

At the beginning of fiscal 2015, our Board of Directors approved our fiscal 2015 operating plan, which included performance objectives that our Compensation Committee and Mr. Sullivan used to design our NEOs’ cash bonus opportunity for fiscal 2015. Pursuant to our executive bonus plan, the Compensation Committee considered a number of factors in determining the performance objectives applicable to our NEOs’ cash bonus opportunities and determined that, as in prior years, sales-related objectives for our NEOs continued to be appropriate and aligned to the company’s growth strategy. Our Compensation Committee, in an effort to continue to motivate Mr. Sullivan and our other NEOs to further grow and develop our business, established financial objectives for fiscal 2015 that it considered aggressive and attainable only with focused effort and execution by our NEOs. These financial objectives were designed to drive increased revenues, which our Compensation Committee felt would increase stockholder value consistent with our overall growth strategy.

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Executive Compensation

Fiscal 2015 Target Cash Bonus

As in prior years, the target annual cash bonus opportunities for our NEOs were generally expressed as a percentage of their respective base salaries. At the beginning of fiscal 2015, our Compensation Committee, while taking the Radford market data into consideration and in consultation with Mr. Sullivan (other than with respect to himself), increased the target bonus opportunities for each of our NEOs (other than Mr. Merritt), consistent with our compensation objectives. Mr. Merritt’s target bonus was set during negotiations with our CEO as part of Mr. Merritt’s initial compensation arrangement and was ultimately approved by the Compensation Committee. As the new head of our Field Sales organization, Mr. Merritt’s target bonus was set with the goal of tying a significant portion of his cash compensation to the company’s achievement of its annual bookings objectives. As discussed below, an additional bonus amount was based on achievement of individual qualitative performance measures, in order to tie a portion of his cash compensation to specific individual performance measures. In conducting these negotiations, our CEO consulted external market data. The table below shows the target bonus amount for each NEO as a percentage of base salary and as a corresponding cash amount:

NEO	Fiscal 2015 Target Bonus as a Percentage of Salary	Fiscal 2015 Target Bonus as a Cash Amount	Increase from Fiscal 2014 Target Bonus as a Percentage of Salary:
Godfrey Sullivan	100%	$350,000	10%
David Conte	70%	$220,500	10%
Douglas Merritt(1)	134%	$416,000	N/A
Thomas Schodorf	110%	$341,000	10%
Guido Schroeder	70%	$217,000	20%
Steven Sommer	70%	$189,000	10%

(1)	Mr. Merritt joined the company on May 7, 2014. The target amounts shown above are on an annualized basis. Mr. Merritt’s total target bonus is comprised of two components: $341,000, or 110% of his base salary, is based on achievement of the bookings target, and $75,000, or 24% of his base salary, is based on achievement of individual qualitative performance measures, as discussed below.

Our Non-Sales Executive NEOs. The target bonus opportunities for Messrs. Sullivan, Conte, Schroeder and Sommer were based on achievement of target revenues. These NEOs would not receive a cash bonus unless we achieved at least $385 million in revenues (with a semi-annual payment opportunity of up to 100% of their semi-annual target bonus opportunity, provided we met our semi-annual target). They would be eligible to receive a maximum of 200% of their target bonus if we achieved at least $455 million in revenues. This maximum payment multiple was consistent with the market practice survey data of our peer group provided by Radford. To be eligible to receive a bonus payment at 100% of the target level, we would have to achieve 100% of the revenues target contained in the plan for fiscal 2015, or $415 million in revenues. The target level for the revenues performance measure was set to be aggressive, yet achievable with diligent effort. As a result, the accelerator multiples, as set forth in the following chart, were significant, increasingly aggressive and would yield up to a 200% target bonus payment based on the extent to which revenues were in excess of the target.

The chart below presents the bonus payment multiples relative to the target bonus opportunity, based on revenues achievement.

	Fiscal 2015 Revenues (in millions)	Bonus Payout Multiple Relative to Target
Max	$455 or more	200%
	$445	160%
	$435	130%
	$425	110%
Target	$415	100%
	$395	75%
Threshold	$385	50%
	Less than $385	0%

Our Sales Executive NEOs. The target bonus opportunity for Mr. Schodorf was based 100% on achievement of target bookings and for Mr. Merritt was based 82% on achievement of target bookings and 18% on achievement of individual qualitative performance measures, as discussed further below. These NEOs would not receive a bookings-based cash bonus unless we achieved at least 93% of our bookings target (with a semi-annual payment opportunity of up to 100% of their semi-annual bookings-based target bonus opportunity, provided we met our semi-annual targets). At 93% achievement, these NEOs would have received 50% of their target bonus. Mr. Merritt would be eligible to receive a maximum of 300% of his target bonus if we achieved or exceeded 134% of our revenues target. Mr. Schodorf’s bonus was not subject to a maximum because his bonus structure was approved prior to the implementation of the 2014-2015 executive compensation program changes described above. The target level for the bookings performance measure was set to be aggressive, yet achievable with diligent effort. As a result, the accelerator multiples, as set forth below, were significant, increasingly aggressive and would yield above-target bonus payments based on the extent to which bookings were in excess of the target. The bookings target for our sales executives is not disclosed because we believe disclosure would be competitively harmful, as it would give our competitors insight into our strategic and financial planning process. As our current and former senior sales executives, Messrs. Merritt’s and Schodorf’s target bonus opportunities were higher than the target bonus opportunities of our other NEOs (other than our CEO, in the case of Mr. Schodorf) due to the strong link between their job responsibilities and our sales quota achievement. This arrangement is consistent with market data, the incentive compensation opportunities for the top sales executives at our peer group companies and our growth strategy.

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The chart below presents the bonus payment multiples relative to the target bonus opportunity, based on the percentage achievement of our bookings target.

Percentage Attainment of Target	Bonus Payment Multiple Relative to Target
134% or more	300%	(1)
127%	270%
119%	240%
110%	200%
105%	130%
100%	100%
93%	50%
Less than 93%	0%

(1)	Mr. Merritt’s bonus payment was capped at 300%, and Mr. Schodorf’s bonus was not capped, as described above.

In addition, a portion of Mr. Merritt’s target bonus was based on achievement of individual qualitative performance measures, including an increase in the number of our customers, deployment of practices and programs that result in broad adoption of our products and services within enterprises, an increase in revenue from transactions outside of the United States and successful completion of other projects assigned by Mr. Sullivan. To determine the amount earned, at the end of our fiscal year Mr. Sullivan made an initial assessment and recommendation to our Compensation Committee, which had final authority to approve payments.

Fiscal 2015 Cash Bonus Payments

Our Non-Sales Executive NEOs. After the mid-point of fiscal 2015, our Compensation Committee, with input from management, reviewed our financial performance against the revenues target set forth in the individual compensation arrangements with Messrs. Sullivan, Conte, Schroeder and Sommer, and determined that we achieved our semi-annual revenues target. Accordingly, our Compensation Committee approved semi-annual bonus payments of 50% of each of these NEO’s fiscal 2015 annual target bonus payments. After the conclusion of fiscal 2015, our Compensation Committee evaluated our performance against the revenues target. Our Compensation Committee, with input from management, concluded that we had achieved outstanding annual results including revenues of $450.9 million, which represented a 49% increase from our fiscal 2014 revenue achievement. In accordance with the payment accelerators under each NEO’s cash bonus arrangement, our Compensation Committee approved a bonus payment to each of Messrs. Sullivan, Conte, Schroeder and Sommer in an amount that resulted in the total fiscal 2015 bonus payments for each NEO equaling 189.8% of their respective target bonus amount.

Our Sales Executive NEOs. After the mid-point of fiscal 2015, our Compensation Committee, with input from management, reviewed our financial performance against the bookings target set forth in the individual compensation arrangements with Messrs. Merritt and Schodorf, and determined that we achieved our semi-annual bookings target. Accordingly, our Compensation Committee approved semi-annual bonus payments of 50% of Messrs. Merritt’s and Schodorf’s fiscal 2015 annual bookings-based target bonus payments (which for Mr. Merritt was calculated on a pro rata basis based on his start date). After the conclusion of fiscal 2015, our Compensation Committee evaluated our performance against the bookings target, and determined that we achieved 108% of the bookings target. In accordance with the payment accelerators under Messrs. Merritt’s and Schodorf’s cash bonus arrangement, our Compensation Committee approved a bonus payment resulting in the total fiscal 2015 bonus payments to Messrs. Merritt and Schodorf equaling 184.2% of their respective bookings-based target bonus amount and, in the case of Mr. Merritt, 100% of his target bonus amount based on individual qualitative performance measures.

The chart below summarizes the target and total cash bonuses paid to our NEOs for fiscal 2015:

NEO	Target Fiscal 2015 Cash Incentive Compensation ($)	Total Fiscal 2015 Cash Incentive Compensation Paid ($)
Godfrey Sullivan	$350,000	$664,300
David Conte	$220,500	$418,509
Douglas Merritt(1)	$416,000	$559,465
Thomas Schodorf	$341,000	$628,088
Guido Schroeder	$217,000	$411,866
Steven Sommer	$189,000	$358,722

(1)	Of Mr. Merritt’s total target cash bonus opportunity, $341,000 is bookings-based and $75,000 is based on qualitative measures. Of the total amount paid, $484,465 is bookings-based and $75,000 is based on achievement of qualitative measures.

Long-Term Equity Compensation

We believe that strong, long-term corporate performance is achieved with a corporate culture that encourages a long-term focus by our executive officers, including our NEOs, as well as by all of our other employees. We believe that the use of stock-based awards, the value of which depends on our stock performance and other performance measures, is an important tool to achieve strong long-term performance. Since fiscal 2013, once we were a publicly-traded company, we exclusively have granted restricted stock units, or RSUs, to our executive officers. We believe RSUs offer a predictable nature of value delivery to our NEOs and promote alignment of the interests of our executive officers with the long-term interests of our stockholders and are consistent with market practices. RSUs provide an important tool for us to retain our highly sought after NEOs since the value of the awards is delivered to our NEOs over a four-year period subject to continued service with us.

Fiscal 2015 served as a transition year in our shift towards making all equity compensation decisions at the beginning of each fiscal year rather than at the end, which aligns the timing with that of our cash compensation decisions. As discussed above, other than with respect to Mr. Merritt who received equity awards in connection with his hiring in fiscal 2015, we did not grant any equity awards to our executive officers in fiscal 2015.

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Executive Compensation

Our Compensation Committee approved a grant of 150,000 RSUs to Mr. Merritt in connection with his commencement of employment. The size of Mr. Merritt’s equity grant was negotiated with our CEO as part of the employment offer letter that he entered into with us, and ultimately approved by our Compensation Committee. In negotiating the size of the equity grant, our CEO considered the market data provided by Radford and recommended an RSU award that was competitive with industry norms and would offer retention and incentive value to Mr. Merritt. Mr. Merritt’s RSUs are subject to a four-year vesting schedule with 25% of his award vesting on June 10, 2015 and in equal quarterly installments thereafter, subject to his continued service with us.

In early fiscal 2016, we introduced PSUs into our executive compensation program to further align our NEOs’ pay to our overall company’s performance. Going forward, we may introduce other forms of equity awards to our executive officers, including our NEOs, to continue strong alignment of their interests with the interests of our stockholders.

Severance and Change in Control-Related Benefits

The offer letters and amendments entered into with our NEOs provide certain protections in the event of their termination of employment under specified circumstances, including following a change in control of our company. We believe that these protections serve our retention objectives by helping our NEOs maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event of a transaction that could result in a change in control of our company. The terms of these letters and amendments were determined after review by the Compensation Committee and our Board of Directors of our retention goals for each executive and thereafter considered and approved by our Board of Directors. The material terms of these benefits are described below.

If, within the period commencing three months before a change in control and ending 12 months after a change in control, an NEO’s employment is terminated without cause or an NEO resigns for good reason, such NEO will be entitled to the following benefits if such NEO timely signs a release of claims:

●	a lump sum payment equal to 12 months of such NEO’s then-current base salary (18 months, in the case of our CEO), plus a pro-rated portion of such NEO’s annual target bonus for the year of termination (18 months of annual target bonus for the year of termination, in the case of our CEO);
●

payment by us for up to 12 months of COBRA premiums to continue health insurance coverage for such NEO and eligible dependents (18 months, in the case of our CEO), or a lump sum payment of $24,000 if paying for COBRA premiums would result in an excise tax to us;

●	100% accelerated vesting of such NEO’s outstanding equity awards; and
●	six-month post-termination exercise period for such NEO’s outstanding options.

If, at anytime other than in connection with a change in control as described above, an NEO’s employment is terminated without cause, such NEO will be eligible to receive the following benefits if such NEO timely signs a release of claims:

●	a lump sum payment equal to six months of such NEO’s then-current base salary (12 months, in the case of our CEO), plus a pro-rated portion of such NEO’s annual target bonus for the year of termination;
●	payment by us for up to six months of COBRA premiums to continue health insurance coverage for such NEO and eligible dependents (12 months, in the case of our CEO), or a lump sum payment of $12,000 if paying for COBRA premiums would result in an excise tax to us;
●	six months accelerated vesting of such NEO’s outstanding equity awards (12 months, in the case of our CEO); and
●	six-month post-termination exercise period for such NEO’s outstanding options.

OTHER COMPENSATION POLICIES AND INFORMATION

Employee Benefits and Perquisites

Our executive officers, including our NEOs, are eligible to participate in the same group insurance and employee benefit plans generally available to our other salaried employees in the United States. We provide employee benefits to all eligible employees in the United States, including our NEOs, which the Compensation Committee believes are reasonable and consistent with its overall compensation objective to better enable us to attract and retain employees. These benefits include medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan and other plans and programs. We have special long-term disability coverage for our executive officers, including our NEOs, who are eligible for disability coverage until approximately age 66 if they cannot return to their occupation. We pay for spousal travel expenses and tax gross-ups associated with certain of our NEOs’ attendance at our annual sales achievement event. At this time, we do not provide any other special plans or programs for our executive officers, including our NEOs. Employee benefits and perquisites are reviewed from time to time only to ensure that benefit levels remain competitive for the company as a whole, including for our NEOs. Other than as described above, we do not generally offer special or extraordinary perquisites.

Stock Ownership Guidelines

Our Board of Directors believes that our directors and executive officers should hold a meaningful financial stake in the company in order to further align their interests with those of our stockholders and therefore adopted stock ownership guidelines in fiscal 2015. Under the guidelines, our officers who report directly to the CEO are required to achieve ownership of our common stock within five years of the later of September 9, 2014 or such executive officer’s hire, appointment or election date as applicable, at the following levels:

●	Our CEO must own the lesser of (i) company stock with a value of five times his or her annual base salary or (ii) 30,000 shares; and
●	Each executive officer must own the lesser of (i) company stock with a value of his or her annual base salary or (ii) 8,000 shares.

The salary multiples above are consistent with current market practices, and the alternative share number thresholds are intended to provide our officers with certainty as to whether the guidelines are met, regardless of our then-current stock price.

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Executive Compensation

Clawback Policy

In fiscal 2015, our Compensation Committee adopted a Clawback Policy pursuant to which we may seek the recovery of cash performance-based incentive compensation paid by the company. In fiscal 2016, our Compensation Committee amended this clawback policy to also apply to performance-based equity awards, including PSUs. The Clawback Policy applies to our CEO and to all officers who report directly to the CEO, including our NEOs. The Clawback Policy provides that if (i) the company restates its financial statements as a result of a material error; (ii) the amount of cash incentive compensation or performance-based equity compensation that was paid or is payable based on achievement of specific financial results paid to a participant would have been less if the financial statements had been correct; (iii) no more than two years have elapsed since the original filing date of the financial statements upon which the incentive compensation was determined; and (iv) the Compensation Committee unanimously concludes, in its sole discretion, that fraud or intentional misconduct by such participant caused the material error and it would be in the best interests of the company to seek from such participant recovery of the excess compensation, then the Compensation Committee may, in its sole discretion, seek from such participant repayment to the company.

Stock Trading Practices

We maintain an Insider Trading Policy that, among other things, prohibits our officers, including our NEOs, directors and employees from trading during quarterly and special blackout periods. We prohibit short sales, hedging and similar transactions designed to decrease the risks associated with holding the company’s securities, pledging the company’s securities as collateral for loans and transactions involving derivative securities relating to our common stock. Our Insider Trading Policy also requires that all directors and employees with titles of vice president or higher, including our NEOs, pre-clear with our legal department any proposed open market transactions.

Further, we have adopted Rule 10b5-1 Trading Plan Guidelines that permit our directors and certain employees, including our NEOs, to adopt Rule 10b5-1 trading plans, or 10b5-1 plans. Under our 10b5-1 Trading Plan Guidelines, 10b5-1 plans may only be adopted or modified during an open trading window under our Insider Trading Policy and only when such individual does not otherwise possess material nonpublic information about the company. The first trade under a 10b5-1 plan may not occur until the completion of the next quarterly blackout period following the adoption or modification of the 10b5-1 plan, as applicable.

Impact of Accounting and Tax Requirements on Compensation

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and to certain other highly compensated officers. Remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code.

Under an exception to Section 162(m), certain compensation paid pursuant to a compensation plan in existence before the effective date of our initial public offering will not be subject to the $1 million limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Section 162(m)), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (iv) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which the offering occurs, or calendar year 2016 in the case of the company. We have not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our NEOs and do not currently have any immediate plans to do so. Our Compensation Committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “Parachute” Payments and Deferred Compensation

We did not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during fiscal 2015, and we have not agreed and are not otherwise obligated to provide any NEO with such a “gross-up” or other reimbursement. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or the ASC Topic 718, formerly known as SFAS 123(R), for our stock-based awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an NEO is required to render service in exchange for the option or other award.

We account for equity compensation paid to our employees under the rules of ASC Topic 718, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

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Executive Compensation

Compensation Risk Assessment

Our Compensation Committee assesses and considers potential risks when reviewing and approving our compensation policies and practices for our executive officers and our employees. We have designed our compensation programs, including our incentive compensation plans, with features to address potential risks while rewarding employees for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Based upon its assessment, our Compensation Committee believes that any risks arising from our compensation programs do not create disproportionate incentives for our NEOs to take risks that could have a material adverse effect on us in the future.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Stephen Newberry, Chairman
Mark Carges
Thomas Neustaetter
Nicholas Sturiale

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Executive Compensation

COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation that we paid to or was earned by each of our NEOs for the fiscal years ended January 31, 2015, 2014 and 2013.

Name and Principal Position	Fiscal Year	Salary ($)		Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Godfrey Sullivan	2015	350,000		—		—	664,300		5,000	(2)	1,019,300
President, Chief Executive	2014	350,000		16,011,200	(3)	—	630,000		16,207	(4)	17,007,407
Officer and Chairman	2013	350,000		—		—	534,870		2,000	(5)	886,870
David Conte	2015	315,000		—		—	418,509		5,000	(2)	738,509
Senior Vice President and	2014	315,000		5,638,400		—	378,000		—		6,331,400
Chief Financial Officer	2013	275,000		1,208,000		—	233,475		2,000	(5)	1,718,475
Douglas Merritt	2015	227,803	(6)	6,477,000		—	559,465	(6)	5,000	(2)	7,041,465
Senior Vice President,
Field Operations
Thomas Schodorf(7)	2015	310,000		—		—	628,088		5,000	(2)	943,088
Former Senior Vice	2014	310,000		5,638,400		—	650,902		—		6,599,302
President, Field Operations	2013	275,000		1,812,000		—	570,487		2,000	(5)	2,659,487
Guido Schroeder	2015	310,000		—		—	411,866		5,000	(2)	726,866
Senior Vice President,	2014	310,000		5,638,400		—	310,000		—		6,258,400
Products	2013	241,667	(8)	1,208,000		5,727,379	205,063	(8)	2,000	(5)	7,384,109
Steven Sommer(9)	2015	270,000		—		—	358,722		5,000	(2)	633,722
Senior Vice President and	2014	270,000		5,638,400		—	324,000		—		6,232,400
Chief Marketing Officer

(1)	The amounts reported in the Stock Awards and Option Awards columns reflect the aggregate grant date fair value of the RSUs and stock options to purchase shares of our common stock granted to our NEOs as computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value recognized by NEOs. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2015.
(2)	For fiscal 2015, we made a discretionary contribution to the 401(k) plan accounts of all eligible participants in the amount of $5,000 each.
(3)	This amount represents two separate RSU grants made in fiscal 2014 as follows: 120,000 RSUs in March 2013, which grant would have been made in fiscal 2013 but was delayed until fiscal 2014, and 160,000 RSUs in December 2013, which grant aligned with the annual timing of equity grants to our other NEOs. On June 23, 2014, Mr. Sullivan elected to return all unvested shares under these two RSU grants in light of the results of our Say-on-Pay vote at the Annual Meeting held on June 10, 2014.
(4)	This amount represents spousal travel expenses associated with attendance at our annual sales achievement event and premiums for long-term disability benefits.
(5)	For fiscal 2013, we made a discretionary contribution to the 401(k) plan accounts of all eligible participants in the amount of $2,000 each.
(6)	Mr. Merritt joined the company on May 7, 2014. The salary and non-equity incentive plan compensation amounts for Mr. Merritt are prorated based on the number of days in fiscal 2015 during which he was employed with us.
(7)	Mr. Schodorf ceased being an executive officer of the company as of June 10, 2014 but remained employed with us through March 16, 2015.
(8)	For fiscal 2013, the salary and non-equity incentive plan compensation amounts for Mr. Schroeder are prorated based on the number of days in fiscal 2013 during which he was employed with us.
(9)	Mr. Sommer was not an NEO in fiscal 2013.

Fiscal 2014 CEO Summary Compensation Modified for Forfeited Stock Awards

As discussed in footnote 3 above, Mr. Sullivan elected to return all unvested shares under the RSU grants he received during fiscal 2014 in light of the results of our Say-on-Pay vote at the Annual Meeting held on June 10, 2014. The table below illustrates how the Summary Compensation Table would have appeared if the fair value associated with the forfeited RSUs was subtracted from the fair value shown for the Stock Awards shown in fiscal 2014. Because Mr. Sullivan has no possibility of receiving value from the forfeited awards, the presentation below could be viewed as more accurately representing his fiscal 2014 compensation.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Godfrey Sullivan President, Chief Executive Officer and Chairman	2014	350,000	1,464,000	—	630,000	16,207	2,460,207

2015 Proxy Statement       37

Executive Compensation

Grants of Plan-Based Awards for Fiscal 2015

The following table presents, for each of our NEOs, information concerning each grant of a cash award made during fiscal 2015. No equity awards were made during fiscal 2015. This information supplements the information about these awards set forth in the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares or Units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Godfrey Sullivan	—	175,000	350,000	700,000	—	—
David Conte	—	110,250	220,500	441,000	—	—
Douglas Merritt	—	126,123	327,247	756,740	—	—
Thomas Schodorf	—	170,500	341,000	—	—	—
Guido Schroeder	—	108,500	217,000	434,000	—	—
Steven Sommer	—	94,500	189,000	378,000	—	—

(1)	Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns relate to cash incentive compensation opportunities under each NEO’s individual compensation arrangement. Payments under these plans are subject to a threshold limitation based on achieving at least 93% of the target corporate performance objective. Target payment amounts assume achievement of 100% of the target corporate performance objective. Payments to Messrs. Sullivan, Conte, Schroeder and Sommer under these plans are subject to a maximum payment limitation based on achievement of 110% or more of the target corporate performance objective. Mr. Merritt’s commission-based payment was capped at a maximum of 300% for achievement of 134% or greater of target, with an additional bonus payment capped at $75,000 based on qualitative measures. Mr. Schodorf’s bonus was not capped. The actual amounts paid to our NEOs are set forth in the “Summary Compensation Table” above, and the calculation of the actual amounts paid is discussed more fully in “Executive Compensation—Compensation Discussion and Analysis—Discussion of Our Fiscal 2015 Executive Compensation Program—Components of Compensation Program and Fiscal 2015 Compensation—Cash Bonuses” above.

38

Executive Compensation

Outstanding Equity Awards at Fiscal 2015 Year-End

The following table sets forth information concerning outstanding stock options and RSUs held by our NEOs as of January 31, 2015. The amounts under “Market Value of Shares or Units of Stock That Have Not Vested” were calculated as the product of the closing price of our common stock on the NASDAQ Global Select Market on January 30, 2015 (the last trading day of our fiscal year), which was $51.65, and the number of shares pursuant to the applicable stock option or RSU award.

		Option Awards						Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Godfrey Sullivan	09/17/2008	2,087,515	(1)	—		0.57	09/16/2018	—		—
David Conte	07/15/2011	195,808	(2)(3)	—		2.94	07/14/2021	—		—
	12/15/2011	20,833	(2)	22,917		4.82	12/14/2021	—		—
	12/10/2012	—		—		—	—	20,000	(4)	1,033,000
	12/10/2013	—		—		—	—	60,000	(4)	3,099,000
Douglas Merritt	06/10/2014	—		—		—	—	150,000	(4)	7,747,500
Thomas Schodorf	10/22/2009	63,698	(1)	—		0.62	10/21/2019	—		—
	12/15/2011	21,719	(2)	22,917		4.82	12/14/2021	—		—
	12/10/2012	—		—		—	—	30,000	(4)	1,549,500
	12/10/2013	—		—		—	—	60,000	(4)	3,099,000
Guido Schroeder	04/04/2012	337,000	(2)(3)	—		9.00	04/03/2022	—		—
	12/10/2012	—		—		—	—	20,000	(4)	1,033,000
	12/10/2013	—		—		—	—	60,000	(4)	3,099,000
Steven Sommer	03/17/2011	—		2,084	(2)	2.14	03/16/2021	—		—
	12/15/2011	—		22,917	(2)	4.82	12/14/2021	—		—
	12/10/2012	—		—		—	—	30,000	(4)	1,549,500
	12/10/2013	—		—		—	—	60,000	(4)	3,099,000

(1)	The stock option is fully vested and immediately exercisable.
(2)	The stock option vests over four years, with one-fourth of the shares vesting one year following the vesting commencement date and 1/48th vesting monthly thereafter over the remaining three years, subject to continued service to us.
(3)	The stock option is subject to an early exercise provision and is immediately exercisable.
(4)	The RSUs vest over four years, with one-fourth of the RSUs vesting one year following the vesting commencement date and 1/16th vesting quarterly thereafter over the remaining three years, subject to continued service to us.

2015 Proxy Statement       39

Executive Compensation

Option Exercises and Stock Vested at Fiscal 2015 Year-End

The following table sets forth the number of shares acquired and the value realized upon the exercise of stock options and the vesting of RSUs during fiscal 2015 by each of our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Godfrey Sullivan	420,000	26,414,927	37,500	2,877,975
David Conte	206,276	12,551,400	30,000	1,810,100
Douglas Merritt	—	—	—	—
Thomas Schodorf	114,753	7,774,101	35,000	2,119,950
Guido Schroeder	241,000	15,035,140	30,000	1,810,100
Steven Sommer	40,624	1,964,340	35,000	2,119,950

(1)	The value realized on exercise is calculated as the difference between the actual sale price of the shares underlying the options exercised and the applicable exercise price of those options.
(2)	The value realized on vesting is calculated by multiplying the number of shares of stock by the market value of the underlying shares on each vesting date.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a pension plan for our employees, and none of our NEOs participated in a nonqualified deferred compensation plan during fiscal 2015.

Executive Employment Arrangements

The initial terms and conditions of employment for each of our named executive officers are set forth in written executive employment offer letters. With the exception of his offer letter, each of these letters was negotiated on our behalf by our CEO, with the oversight and approval of our Board of Directors or Compensation Committee. In January 2012, we entered into revised employment offer letters with Messrs. Sullivan, Conte, Schodorf and Sommer. In March 2012, we entered into an employment offer letter with Mr. Schroeder, and in May 2014, we entered into an employment offer letter with Mr. Merritt. Each of these employment offer letters sets forth the terms and conditions of such executive’s employment with us and provides for severance and change in control benefits, as described above under “Severance and Change in Control-Related Benefits.”

Godfrey Sullivan

We entered into an initial employment offer letter, dated August 19, 2008, with Godfrey Sullivan, our President, Chief Executive Officer and Chairman, which set forth the initial terms and conditions of his employment with us. These terms and conditions were negotiated between Mr. Sullivan and our Board of Directors. We subsequently entered into a revised employment offer letter, dated January 11, 2012, with Mr. Sullivan. This letter supersedes the terms of his original employment offer letter and sets forth Mr. Sullivan’s annual base salary of $350,000 and his annual target cash bonus of 90% of his base salary. Mr. Sullivan’s current base salary for fiscal 2016 is $350,000 and his annual target cash bonus is 100% of his base salary.

David Conte

We entered into an initial employment offer letter, dated June 30, 2011, with David Conte, our Senior Vice President and Chief Financial Officer. We subsequently entered into a revised employment offer letter, dated January 11, 2012, with Mr. Conte. This letter supersedes the terms of his original employment offer letter and sets forth Mr. Conte’s annual base salary of $275,000 and his annual target cash bonus of 50% of his base salary. Mr. Conte’s current base salary for fiscal 2016 is $330,000 and his annual target cash bonus is 70% of his base salary.

Douglas Merritt

We entered into an initial employment offer letter, dated April 7, 2014, with Douglas Merritt, our Senior Vice President, Field Operations, which sets forth the initial terms and conditions of his employment with us. The letter describes Mr. Merritt’s annual base salary of $310,000 and his annual target cash bonus of 110% of his base salary. Mr. Merritt’s current base salary for fiscal 2016 is $325,000 and his annual target cash bonus is 110% of his base salary.

Thomas Schodorf

We entered into an initial employment offer letter, dated September 21, 2009, with Thomas Schodorf, our former Senior Vice President, Field Operations, which sets forth the initial terms and conditions of his employment with us. We subsequently entered into a revised employment offer letter, dated January 9, 2012, with Mr. Schodorf. This letter supersedes the terms of his original employment offer letter and sets forth Mr. Schodorf’s annual base salary of $275,000 and his annual target cash bonus of 100% of his base salary. Mr. Schodorf’s fiscal 2015 base salary was $310,000 and his annual target cash bonus was 110% of his base salary. Mr. Schodorf’s last day of employment with the company was March 16, 2015, and he currently serves as a consultant to the company.

40

Executive Compensation

Guido Schroeder

We entered into an employment offer letter, dated March 23, 2012, with Guido Schroeder, our Senior Vice President, Products, which sets forth the initial terms and conditions of his employment with us. The letter describes Mr. Schroeder’s annual base salary of $290,000 and his annual target cash bonus of 50% of his base salary. Mr. Schroeder’s current base salary for fiscal 2016 is $320,000 and his annual target cash bonus is 70% of his base salary.

Steven Sommer

We entered into an initial employment offer letter, dated June 4, 2008, with Steven Sommer, our Senior Vice President and Chief Marketing Officer, which sets forth the initial terms and conditions of his employment with us. We subsequently entered into a revised employment offer letter, dated January 19, 2012, with Mr. Sommer. This letter supersedes the terms of his original employment offer letter and sets forth Mr. Sommer’s annual base salary of $250,000 and his annual target cash bonus of 50% of his base salary. Mr. Sommer’s current base salary for fiscal 2016 is $290,000 and his annual target cash bonus is 70% of his base salary.

2015 Proxy Statement       41

Executive Compensation

Potential Payments Upon Termination or Upon Termination In Connection With a Change in Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described below, assuming that the triggering event took place on January 31, 2015.

NEO	Termination Without Cause ($)	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control ($)(1)
Godfrey Sullivan
Severance payment(2)	700,000	1,050,000
Continued health coverage	20,627	30,940
Accelerated vesting(3)	—	—
Total:	720,627	1,080,940
David Conte
Severance payment(2)	267,750	535,500
Continued health coverage	10,313	20,627
Accelerated vesting(3)	7,448,924	11,294,002
Total:	7,726,987	11,850,129
Douglas Merritt
Severance payment(2)	363,000	726,000
Continued health coverage	—	—
Accelerated vesting(3)	1,936,875	7,747,500
Total:	2,299,875	8,473,500
Thomas Schodorf
Severance payment(2)	325,500	651,000
Continued health coverage	10,313	20,627
Accelerated vesting(3)	1,489,250	5,721,703
Total:	1,825,063	6,393,330
Guido Schroeder
Severance payment(2)	263,500	527,000
Continued health coverage	10,313	20,627
Accelerated vesting(3)	5,306,313	15,460,906
Total:	5,580,126	16,008,533
Steven Sommer
Severance payment(2)	229,500	459,000
Continued health coverage	10,313	20,627
Accelerated vesting(3)	1,592,429	5,824,882
Total:	1,832,242	6,304,509

(1)	A qualifying termination of employment is considered “in connection with a change in control” if such termination occurs within the period commencing three months before and ending 12 months after a “change in control.”
(2)	This represents the sum of each NEO’s base salary plus target bonus amounts, in each case, as was in effect as of January 31, 2015.
(3)	For purposes of valuing accelerated vesting, the values indicated in the table are calculated, with respect to stock options, as the aggregate difference between the fair market value of a share of our common stock underlying the option on January 31, 2015 and the exercise price of the applicable option, multiplied by the number of unvested shares accelerated, and, with respect to RSUs, as the fair market value of a share of our common stock on January 31, 2015 multiplied by the number of unvested RSUs accelerated.

42

Executive Compensation

Equity Compensation Plan Information

The following table provides information as of January 31, 2015 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)	19,017,223	5.7628	11,778,546
Equity compensation plans not approved by stockholders	—	—	—
Total	19,017,223	5.7628	11,778,546

(1)	Includes the following plans: 2012 Equity Incentive Plan (“2012 Plan”), 2003 Equity Incentive Plan and 2012 Employee Stock Purchase Plan (“2012 ESPP”). Our 2012 Plan provides that on February 1 of each fiscal year, the number of shares authorized for issuance under the 2012 Plan is automatically increased by a number equal to the lesser of (i) ten million (10,000,000) shares of common stock, (ii) five percent (5%) of the aggregate number of shares of common stock outstanding on January 31 of the preceding fiscal year, or (iii) such number of shares that may be determined by our Board of Directors. Our 2012 ESPP provides that on February 1 of each fiscal year, the number of shares authorized for issuance under the 2012 ESPP is automatically increased by a number equal to the lesser of (i) four million (4,000,000) shares of common stock, (ii) two percent (2%) of the aggregate number of outstanding shares of common stock on the last day of the immediately preceding fiscal year, or (iii) an amount determined by our Board of Directors or any committee designated by the Board of Directors to administer the 2012 ESPP.
(2)	Does not include shares issuable upon vesting of outstanding RSU awards, which have no exercise price.

2015 Proxy Statement       43

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at March 31, 2015 for:

●	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;
●	each of our named executive officers;
●	each of our directors; and
●	all of our executive officers and directors as a group.

The information provided in the table is based on our records, information filed with the SEC, and information provided to us. For our 5% stockholders, to the extent we did not have more recent information, we relied upon such stockholders’ most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act as noted below. We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

Applicable percentage ownership is based on 125,179,617 shares of common stock outstanding at March 31, 2015. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of such person or entity, we deemed to be outstanding all shares of common stock subject to shares held by the person that are currently exercisable or exercisable (or issuable upon vesting of RSUs) within 60 days of March 31, 2015. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated in their respective footnote, the address of each beneficial owner listed in the table below is c/o Splunk Inc., 250 Brannan Street, San Francisco, California 94107.

	Number of Shares	Percent of Shares Outstanding
5% Stockholders:
Sands Capital Management, LLC(1)	13,861,512	11.1%
Jennison Associates LLC(2)	12,566,397	10.0%
Morgan Stanley(3)	8,749,232	7.0%
Baillie Gifford & Co.(4)	7,945,583	6.3%
Ameriprise Financial Inc.(5)	7,738,648	6.2%
The Vanguard Group, Inc.(6)	6,198,034	5.0%
Named Executive Officers and Directors:
Godfrey Sullivan(7)	3,712,731	2.9%
David Conte(8)	203,901	*
Douglas Merritt	—	—
Thomas Schodorf(9)	230,466	*
Guido Schroeder(10)	290,741	*
Steven Sommer(11)	196,293	*
Mark Carges	—	—
Amy Chang	—	—
John Connors	144,059	*
David Hornik	4,565	*
Patricia Morrison(12)	10,237	*
Thomas Neustaetter	4,565	*
Stephen Newberry	14,550	*
Graham Smith(13)	79,565	*
Nicholas Sturiale(14)	31,393	*
All executive officers and directors as a group (15 persons)(15)	4,784,602	3.7%

*	Represents beneficial ownership of less than one percent (1%).
(1)	As of December 31, 2014, the reporting date of Sands Capital Management, LLC’s most recent Form 13F filed with the SEC filed on March 26, 2015, Sands Capital Management, LLC (“Sands”), in its capacity as an investment adviser, has sole voting power with respect to 10,317,417 shares, no voting power with respect to 3,544,095 shares, and sole dispositive power with respect to 13,861,512 shares reported as beneficially owned. The address for Sands is 1101 Wilson Blvd., Suite 2300, Arlington, VA 22209.

44

Security Ownership of Certain Beneficial Owners and Management

(2)	As of February 28, 2015, the reporting date of Jennison Associates LLC’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on March 10, 2015, Jennison Associates LLC (“Jennison”), in its capacity as investment adviser to several investment companies, insurance separate accounts and institutional clients (“Managed Portfolios”), has sole voting power with respect to 7,357,832 shares and shared dispositive power with respect to 12,566,397 shares reported as beneficially owned. Prudential Financial, Inc. (“Prudential”) indirectly owns 100% of the equity interests of Jennison, and as a result, Prudential may be deemed to have the power to exercise or to direct the exercise of the voting and/or dispositive power that Jennison may have with respect to the shares held by the Managed Portfolios. Jennison does not file jointly with Prudential and, as such, shares of our common stock reported on Jennison’s Schedule 13G, as amended, may be included in the shares reported in the Schedule 13G, as amended, filed by Prudential. The address for Jennison is 466 Lexington Avenue, New York, NY 10017. Prudential also filed a Schedule 13G, as amended, with the SEC on March 10, 2015, in which it disclosed beneficial ownership of 12,569,557 shares of our common stock. The address for Prudential is 751 Broad Street, Newark, NJ 07102.
(3)	As of December 31, 2014, the reporting date of Morgan Stanley’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 12, 2015, Morgan Stanley, in its capacity as a parent holding company, has sole voting power with respect to 8,635,264 shares and shared dispositive power with respect to 8,759,232 shares reported as beneficially owned. The securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management, Inc., an investment advisor, in accordance with Rule 13d-1(b)(1)(ii)(E), as amended. Morgan Stanley Investment Management Inc. is a wholly-owned subsidiary of Morgan Stanley. Morgan Stanley Investment Management Inc., in its capacity as an investment advisor, has sole voting power with respect to 8,635,264 shares and shared dispositive power with respect to 8,759,232 shares reported as beenficially owned. The address for Morgan Stanley is 1585 Broadway, New York, NY 10036. The address for Morgan Stanley Investment Management Inc. is 522 Fifth Avenue, New York, NY 10036.
(4)	As of December 31, 2014, the reporting date of Baillie Gifford & Co.’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 3, 2015, Baillie Gifford & Co. (“Baillie”), in its capacity as investment adviser, has sole voting power with respect to 4,763,765 shares and sole dispositive power with respect to 7,945,583 shares reported as beneficially owned. The securities reported as being beneficially owned by Baillie are held by Baillie and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients. The address for Baillie is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK.
(5)	As of December 31, 2014, the reporting date of Ameriprise Financial, Inc.’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 17, 2015, Ameriprise Financial, Inc. (“Ameriprise”), in its capacity as a parent holding company, has shared voting power with respect to 6,996,157 shares and shared dispositive power over 7,738,648 shares reported as beneficially owned. Ameriprise, as a parent company of Columbia Management Investment Advisors, LLC (“Columbia”), may be deemed to beneficially own the shares reported by Columbia. Columbia, in its capacity as an investment advisor, has shared voting power with respect to 6,996,157 and shared dispositive power with respect to 7,738,648 shares reported as beneficially owned. Each of Ameriprise and Columbia disclaim beneficial ownership of any shares reported on their Form 13G. The address for Ameriprise is 145 Ameriprise Financial Center, Minneapolis, MN 55474. The address for Columbia is 225 Franklin St., Boston, MA 02110.
(6)	As of December 31, 2014, the reporting date of The Vanguard Group’s most recent filing with the SEC pursuant to Section 13(g) of the Exchange Act filed on February 11, 2015, The Vanguard Group, Inc. (“Vanguard”), in its capacity as an investment advisor, has sole voting power with respect to 80,926 shares, sole dispositive power with respect to 6,127,108 shares, and shared dispositive power with respect to 70,926 shares reported as beneficially owned. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 70,926 shares or 0.05% of our outstanding common stock as of the reporting date, as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard is the beneficial owner of 10,000 shares or 0.00% of the common stock outstanding of the Company as of the reporting date, as a result of its serving as investment manager of Australian investment offerings. The address for Vanguard is 100 Vanguard Blvd, Malvern, PA 19355.
(7)	Consists of (i) 612,516 shares held of record by Mr. Sullivan; (ii) 1,100,000 shares held of record by the Godfrey and Suzanne Sullivan Revocable Trust dated December 5, 2000 for which Mr. Sullivan serves as a trustee; (iii) 12,700 shares held of record by Mr. Sullivan’s younger daughter; and (iv) 1,987,515 shares exercisable within 60 days of March 31, 2015, all of which are fully vested.
(8)	Consists of (i) 38,727 shares held of record by Mr. Conte; and (ii) 165,174 shares exercisable within 60 days of March 31, 2015, of which 123,506 are fully vested.
(9)	Consists of (i) 160,518 shares held of record by Mr. Schodorf; and (ii) 69,948 shares exercisable within 60 days of March 31, 2015, all of which are fully vested.
(10)	Consists of (i) 23,047 shares held of record by Mr. Schroeder; and (ii) 267,694 shares exercisable within 60 days of March 31, 2015, of which 72,902 are fully vested.
(11)	Consists of (i) 192,127 shares held of record by Mr. Sommer; and (iii) 4,166 shares exercisable within 60 days of March 31, 2015, all of which are fully vested.
(12)	Consists of (i) 7,776 shares held of record by Ms. Morrison; and (ii) 2,461 shares issuable upon vesting of restricted stock units within 60 days of March 31, 2015.
(13)	Includes 6,250 shares subject to repurchase by the Company at the original exercise price within 60 days of March 31, 2015.
(14)	Consists of (i) 143 shares held of record by SRB Associates VIII L.P., for which Mr. Sturiale serves as a general partner; and (ii) 31,250 shares exercisable within 60 days of March 31, 2015, all of which are fully vested.
(15)	Includes (i) 2,258,671 shares beneficially owned by our executive officers and directors, of which 6,250 are subject to repurchase by us at the original exercise price within 60 days of March 31, 2015; (ii) 2,523,470 shares exercisable within 60 days of March 31, 2015, of which 2,287,010 are fully vested within 60 days of March 31, 2015; and (iii) 2,461 shares issuable upon vesting of restricted stock units within 60 days of March 31, 2015.

2015 Proxy Statement       45

RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and
●	any of our directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Since the beginning of our last fiscal year, there were no other related person transactions, and there are not currently any proposed related person transactions, that would require disclosure under SEC rules, other than as described below.

EMPLOYMENT ARRANGEMENTS AND INDEMNIFICATION AGREEMENTS

We have entered into employment arrangements with certain current and former executive officers. See “Executive Compensation—Executive Employment Arrangements.”

We have also entered into indemnification agreements with certain directors and officers. The indemnification agreements and our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

POLICIES AND PROCEDURES FOR RELATED PARTY TRANSACTIONS

The Audit Committee of our Board of Directors has the primary responsibility for reviewing and approving or ratifying transactions with related parties.

We have adopted a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, subject to the exceptions described below. In approving or rejecting any such proposal, our Audit Committee considers the relevant facts and circumstances available and deemed relevant to our Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related party’s interest in the transaction and their involvement in the transaction, if any.

Our Audit Committee has determined that certain transactions do not require Audit Committee approval, including (a) certain employment arrangements of executive officers, (b) director compensation, (c) transactions with another company at which a related party’s only relationship is as an employee, director or beneficial owner of less than 10% of that company’s shares, (d) transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, (e) transactions available to all employees generally, (f) any ordinary course sale transaction that does not exceed $750,000 where the related person did not participate in the negotiations and where the transaction is reviewed and confirmed by the legal department and control prior to its consummation, (g) any ordinary course purchase transaction that does not exceed $750,000 that supports the company’s ongoing operations where the related person did not participate in the negotiations and where the transaction is reviewed and confirmed by the legal department and control prior to its consummation, (h) any transaction made pursuant to an existing approved agreement and (i) any other type of transaction that is approved by our Audit Committee for inclusion in the policy. If a transaction exceeds the greater of 5% of the recipient’s consolidated gross revenues for that year and $200,000, it will not be deemed pre-approved under (c), (f), (g), (h) and (i) above.

COMMERCIAL TRANSACTIONS

We have entered into ordinary course commercial dealings with certain companies as described below that we consider arms-length on terms that are consistent with similar transactions with our other similarly situated customers and vendors. Our Board of Directors has determined that none of our directors had or currently has any direct or indirect material interest in any of the transactions described below.

Prior to joining our Board of Directors, Mr. Carges was an executive officer of eBay Inc., which has been a customer of ours since before Mr. Carges joined our Board of Directors. We recognized $2,560,663 in revenue from eBay and its affiliates in fiscal 2015.

Ms. Morrison, one of our directors, is an executive officer of Cardinal Health, Inc., which is a customer of ours. We recognized $56,991 in revenue from Cardinal Health in fiscal 2015.

Mr. Smith, one of our directors, is an executive officer of salesforce.com, inc., which is a customer and a vendor of ours. We recognized $1,323,718 in revenue and recorded $1,948,369 in expenses from salesforce.com in fiscal 2015.

46

OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during fiscal 2015, all Section 16(a) filing requirements were satisfied on a timely basis, except that we were late in filing a Form 4 for Thomas Schodorf with respect to a transaction on March 4, 2014 that was reported on a Form 4 on March 13, 2014.

STOCKHOLDER PROPOSALS AND NOMINATION OF DIRECTOR CANDIDATES

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2016 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than January 1, 2016. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Splunk Inc.
Attention: Corporate Secretary
250 Brannan Street
San Francisco, California 94107

Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our Bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our Board of Directors, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our Bylaws. To be timely for our 2016 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

●	not earlier than February 15, 2016; and
●	not later than the close of business on March 16, 2016.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

Our Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our Bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our Bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov or on our investor website at http://investors.splunk.com/governance.cfm. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

2015 Proxy Statement       47

Other Matters

FISCAL 2015 ANNUAL REPORT AND SEC FILINGS

Our financial statements for the fiscal year ended January 31, 2015 are included in our Annual Report on Form 10-K, which was filed with the SEC and which we will make available to stockholders at the same time as this proxy statement. Our annual report and this proxy statement are posted on our website at www.splunk.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Splunk Inc., 250 Brannan Street, San Francisco, California 94107.

* * *

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

San Francisco, California
April 30, 2015

48

ANNUAL MEETING OF STOCKHOLDERS OF

SPLUNK INC.

June 11, 2015

GO GREEN
e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statement and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.astproxyportal.com/ast/17592

Please sign, date and mail
your proxy card in the
envelope provided
as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2 AND PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

1.	To elect three Class III directors:
			FOR	AGAINST	ABSTAIN
	1a.	Stephen Newberry	☐	☐	☐

	1b.	Graham Smith	☐	☐	☐

	1c.	Godfrey Sullivan	☐	☐	☐

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2016.		☐	☐	☐

3.	To approve, on an advisory basis, the compensation of our named executive officers, as described in the proxy statement.		☐	☐	☐

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1, and “FOR” Proposal 2 and Proposal 3.

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SPLUNK INC.

Proxy for Annual Meeting of Stockholders on June 11, 2015

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Godfrey R. Sullivan and David F. Conte as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Splunk Inc. held of record by the undersigned at the close of business on April 15, 2015 at the Annual Meeting of Stockholders to be held June 11, 2015 at 3:30 p.m. Pacific Time at 139 Townsend St., Suite 150, San Francisco, California 94107, and at any adjournment thereof.

(Continued and to be signed on the reverse side.)